Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among:

TRIUS THERAPEUTICS, INC.,

a Delaware corporation;

CUBIST PHARMACEUTICALS, INC.,

a Delaware corporation; and

BRGO CORPORATION,

a Delaware corporation

Dated as of July 30, 2013

i

(continued)

(continued)

(continued)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of July 30, 2013, by and among: Cubist Pharmaceuticals, Inc., a Delaware corporation (“Parent”); BRGO Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”); and Trius Therapeutics, Inc., a Delaware corporation (the “Company”).  Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.                                    Parent has agreed to cause Purchaser to commence a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the outstanding shares of Company Common Stock (the “Shares”) for (a) $13.50 per share, net to the seller in cash (the “Closing Amount”), without interest, plus one contingent value right per share (a “CVR”) which shall represent the right to receive the Payment Amounts (as such term is used in the Contingent Value Rights Agreement in the form attached hereto as Annex III (the “CVR Agreement”) to be entered into between Parent and a trustee mutually agreeable to Parent and the Company (the “Trustee”), if any, at the times provided for in the CVR Agreement, without interest (the Closing Amount plus one CVR, collectively, or any higher amount per share paid pursuant to the Offer, being the “Offer Price”).

B.                                    Following the consummation of the Offer, upon the terms and conditions set forth herein, Purchaser will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the merger (the “Surviving Corporation”), on the terms and subject to the conditions set forth in this Agreement, whereby, except as expressly provided in Section 2.5, (i) each issued and outstanding Share not owned by Parent, Purchaser or the Company as of the Effective Time shall be converted into the right to receive the Offer Price, in cash, without interest, and (ii) the Company shall become a wholly owned Subsidiary of Parent as a result of the Merger.

C.                                    The Board of Directors of the Company has (i) determined that this Agreement and the Transactions, including the Offer and the Merger, are advisable to, and in the best interest of, the Company and its stockholders, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger, and (iii) resolved to recommend that the stockholders of the Company tender their shares to Purchaser pursuant to the Offer, and, if applicable, adopt this Agreement (the “Company Board Recommendation”).

D.                                    The Board of Directors of each of Parent and Purchaser have approved this Agreement and declared it advisable for Parent and Purchaser, respectively, to enter into this Agreement.

E.                                     Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent and Purchaser entering into this Agreement, certain holders of the Shares (the “Principal Stockholders”) have entered into tender and voting agreements, dated as of the date hereof, in substantially the form set forth in Annex II, pursuant to which, among other things, each of the Principal Stockholders has agreed to tender his, her or its Shares to Purchaser in the Offer (the “Tender and Voting Agreements”).

AGREEMENT

The Parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1.                         THE OFFER

1.1                               The Offer.

(a)                                 Commencement of the Offer.  Provided that this Agreement shall not have been terminated in accordance with Section 8, as promptly as practicable after the date of this Agreement but in no event more than ten (10) business days after the date of this Agreement, Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer.

(b)                                 Terms and Conditions of the Offer.  The obligations of Purchaser to, and of Parent to cause Purchaser to, accept for payment, and pay for, any Shares validly tendered pursuant to the Offer are subject to the terms and conditions of this Agreement, including the prior satisfaction of the Minimum Condition and the satisfaction or waiver of the other conditions set forth in Annex I (collectively, the “Offer Conditions”).  The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms set forth in this Agreement, including the Minimum Condition and the other Offer Conditions.  Purchaser expressly reserves the right to (i) increase the Offer Price, (ii) waive any Offer Condition and (iii) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided, however, that unless otherwise provided by this Agreement, without the prior written consent of the Company, Purchaser shall not (A) decrease the Closing Amount or amend the terms of the CVR or the CVR Agreement, (B) change the form of the consideration payable in the Offer, (C) decrease the maximum number of Shares sought to be purchased in the Offer, (D) impose conditions or requirements to the Offer in addition to the Offer Conditions, (E) amend or modify any of the Offer Conditions in a manner that adversely affects any holder of Shares in its capacity as such, (F) change or waive the Minimum Condition, or (G) extend or otherwise change the Expiration Date in a manner other than as required or permitted by this Agreement.  The Offer may not be withdrawn prior to the Expiration Date (or any rescheduled Expiration Date) of the Offer, unless this Agreement is terminated in accordance with Section 8.

(c)                                  Expiration and Extension of the Offer.  The Offer shall initially be scheduled to expire on the date that is twenty-one (21) business days following the Offer Commencement Date (determined as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) at 9:00 a.m. Eastern Time (the “Initial Expiration Date,” such date or such subsequent date to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”). Notwithstanding anything to the contrary contained in this Agreement, but subject to the Parties’ respective termination rights under Section 8: (i) if, as of the scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, Purchaser may, in its discretion (and without the consent of the Company or any other Person), extend the Offer on one or more occasions, for an additional period of up to ten (10) business days per extension, to permit such Offer Condition to be satisfied; (ii) Purchaser shall extend the Offer from time to time for: (A) any period required by any Legal Requirement applicable to the Offer; and (B) periods of up to ten (10) business days per extension, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act and any foreign antitrust or competition-related Legal Requirement shall have expired or been terminated; and (iii) if, as of the scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, at the request of the Company, Purchaser shall extend the Offer on one or more occasions for an additional period of up to ten (10) business days per extension, to permit such Offer Condition to be satisfied; provided that the Company can only request one (1) such extension in the event the Minimum Condition has not been satisfied; provided, however, that in no event shall Purchaser: (1) be required to extend the Offer beyond the earliest to occur of (x) the valid termination of this Agreement in compliance with Section 8 and (y) the first business day immediately following the End Date (such earlier occurrence, the “Extension Deadline”); or (2) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of the Company.  Purchaser shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company except in the event that this Agreement is terminated pursuant to Section 8.  Notwithstanding anything to the contrary herein, if, as of the scheduled Expiration Date, all of the Offer Conditions are satisfied or waived, but there shall not have been validly tendered and not withdrawn pursuant to the Offer that number of Shares necessary to permit the Merger to be effected without a meeting of the Company’s stockholders, Purchaser may provide a “subsequent offering period” in accordance with Rule 14d-11 promulgated under the Exchange Act.

(d)                                 Termination of Offer.  In the event that this Agreement is terminated pursuant to Section 8.1, Purchaser shall (and Parent shall cause Purchaser to) promptly (and, in any event, within two (2) business days of such termination), irrevocably and unconditionally terminate the Offer and shall not acquire any Shares pursuant to the Offer. If the Offer is terminated or withdrawn by Purchaser, Purchaser shall promptly return, and shall cause any depository acting on behalf of Purchaser to return, in accordance with applicable Legal Requirements, all tendered Shares to the registered holders thereof.

(e)                                  Offer Documents.   As promptly as practicable on the date of commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Purchaser shall (i) file with the SEC a tender offer statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that will contain or incorporate by reference the Offer to Purchase and form of the related letter of transmittal and (ii) cause the Offer to Purchase and related documents to be disseminated to holders of Shares.  Parent and Purchaser agree that they shall cause the Schedule TO and all exhibits, amendments or supplements thereto (which together constitute the “Offer Documents”) filed by either Parent or Purchaser with the SEC to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable Legal Requirements. Each of Parent, Purchaser and the Company agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.  The Company shall promptly furnish or otherwise make available to Parent and Purchaser or Parent’s legal counsel all information concerning the Company and the Company’s stockholders that may be required in connection with any action contemplated by this Section 1.1(e).  The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC.  Parent and Purchaser agree to provide the Company and its counsel with any comments Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments.  Each of Parent and Purchaser shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer.

(f)                                   Funds.  Without limiting the generality of Section 9.10 and subject to Section 8, Parent shall cause to be provided to Purchaser all of the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer, and shall cause Purchaser to perform, on a timely basis, all of Purchaser’s obligations under this Agreement.  Parent and Purchaser shall, and each of Parent and Purchaser shall ensure that all of their respective Affiliates shall, tender any Shares held by them into the Offer.

(g)                                 CVR Agreement. Parent and the Trustee shall, at or prior to the Offer Acceptance Time, duly authorize, execute and deliver the CVR Agreement.

1.2                               Company Actions.

(a)                                 Schedule 14D-9.  As promptly as practicable on the day that the Offer is commenced, following the filing of the Schedule TO, the Company shall file with the SEC and disseminate to holders of Shares, in each case as and to the extent required by applicable federal securities laws, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 6.1(b), shall reflect the Company Board Recommendation.  The Company agrees that it will cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and other applicable Legal Requirements.  Each of Parent, Purchaser and the Company agrees to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.  Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 and any amendment thereto prior to the filing thereof with the SEC.  The Company agrees to provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9.

(b)                                 Stockholder Lists.  The Company shall promptly furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case accurate and complete as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer and the Merger.  Parent and Purchaser and their agents shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver, and shall use their reasonable efforts to cause their agents to deliver, to the Company (or destroy) all copies and any extracts or summaries from such information then in their possession or control.

1.3                               Merger Without Meeting of Stockholders.  In the event that Purchaser has acquired at least ninety percent (90%) of the outstanding shares of each class of capital stock of the Company entitled to vote on the Merger, pursuant to the Offer or otherwise, the Parties hereto agree, at the request of Parent, to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the stockholders of the Company, in accordance with and subject to the DGCL.

1.4                               Directors.

(a)                                 Upon the Offer Acceptance Time, and from time to time thereafter, Purchaser will be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Purchaser representation on the Board of Directors of the Company equal to the product of (i) the total number of directors on the Board of Directors of the Company (after giving effect to any increase in the number of directors pursuant to this Section 1.4) and (ii) the percentage that such number of Shares so purchased bears to the total number of then-outstanding Shares on a fully-diluted basis, and the Company will, upon request by Purchaser, promptly increase the size of the Board of Directors of the Company or use commercially reasonable efforts to seek the resignations of such number of directors as is necessary to provide Purchaser with such level of representation and will use commercially reasonable efforts to cause Purchaser’s designees to be so elected or appointed.  Subject to the applicable requirements of NASDAQ, the Company will also use commercially reasonable efforts to cause individuals designated by Purchaser to constitute the same percentage of each committee of the Board of Directors of the Company as the percentage of the entire

Board of Directors of the Company represented by individuals designated by Purchaser.  The Company’s obligations to appoint designees to the Board of Directors of the Company will be subject to Section 14(f) of the Exchange Act.  At the request of Purchaser, the Company will file with the SEC and mail to the holders of Shares the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.  Parent and Purchaser will supply to the Company all information with respect to themselves and their respective officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and Parent and Purchaser will be solely responsible for such information.  For purposes of this Agreement, such information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder that is filed with the SEC and mailed to holders of Shares will be considered part of the Schedule 14D-9.

(b)                                 Notwithstanding the provisions of this Section 1.4, the Company, Parent and Purchaser shall cause the Board of Directors of the Company to include, at all times prior to the Effective Time, at least three of the members of the Board of Directors of the Company, selected by the members of the Board of Directors of the Company, who were directors of the Company on the date of this Agreement (“Continuing Directors”), each of whom shall be an “independent director” as defined by Rule 5605(a)(2) of the Nasdaq Marketplace Rules and eligible to serve on the Company’s audit committee under the Exchange Act and the applicable requirements of NASDAQ; provided, however, that if at any time prior to the Effective Time there shall be fewer than three (3) Continuing Directors serving as directors of the Company for any reason, then the Board of Directors of the Company shall take all necessary action (including creating a committee of the Board of Directors of the Company) to cause an individual selected by the remaining Continuing Directors (or Continuing Director, if there shall be only one (1) Continuing Director remaining) who satisfies the foregoing independence requirements and who is not an officer, director, stockholder or designee of Parent or any of its Affiliates to be appointed to serve on the Board of Directors of the Company (and such individual shall be deemed to be a Continuing Director for all purposes under this Agreement).

(c)                                  Following the election or appointment of Purchaser’s designees pursuant to Section 1.4(a) and prior to the Effective Time, any action by the Company with respect to any amendment, supplement, modification, or waiver of any term of this Agreement, any termination of this Agreement by the Company, any extension of time for the performance of any of the obligations or other acts of Parent or Purchaser under this Agreement, any waiver of compliance with any of the agreements or conditions under this Agreement that are for the benefit of the Company, any amendment to the Company’s certificate of incorporation or bylaws, any authorization of an agreement between the Company and any of its Affiliates, on the one hand, and Parent, Purchaser or any of their Affiliates, on the other hand, any exercise of the Company’s rights or remedies under this Agreement and any action to seek to enforce any obligation of Parent or Purchaser under this Agreement (or any other action by the Board of Directors of the Company with respect to this Agreement, the Offer or the Merger if such other action adversely affects, or could reasonably be expected to adversely affect, any of the holders of Shares other than Parent or Purchaser) may only be authorized by, and will require the authorization of, a majority of the Continuing Directors (or by the Continuing Director should there be only one).  For purposes of considering any matter set forth in this Section 1.4(c), the Continuing Directors will be permitted to meet without the presence of the other directors.  The Continuing Directors will have the authority to retain such counsel (which may include current counsel to the Company) and other advisors at the expense of the Company as determined by the Continuing Directors and will have the authority to institute any action on behalf of the Company to enforce performance of this Agreement or any of the Company’s rights hereunder.  The Company will indemnify and advance expenses to, and Parent will cause the Company to indemnify and advance expenses to, the Continuing Directors in connection with their service as directors of the Company prior to the Effective Time to the fullest extent permitted by applicable Legal Requirement and in accordance with the provisions of Section 6.5 hereof.

(d)                                 In the event that Purchaser’s designees are elected or appointed to the Board of Directors of the Company pursuant to Section 1.4(a), until the Effective Time, (i) the Board of Directors of the Company will have at least such number of directors as may be required by the NASDAQ rules or the federal securities Legal Requirements who are considered independent directors within the meaning of such rules and Legal Requirements (“Independent Directors”) and (ii) each committee of the Board of Directors of the Company that is required (or a majority of which is required) by the NASDAQ rules or the federal securities Legal Requirements to be composed solely of Independent Directors will be so composed; provided, however, if the number of Independent Directors is reduced below the number of directors as may be required by such rules or Legal Requirements for any reason, the remaining Independent Director(s) will be entitled to designate persons to fill such vacancies who will be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Director then remains, the other directors will designate such number of directors as may be required by the NASDAQ rules and the federal securities Legal Requirements to fill such vacancies who will not be shareholders or Affiliates of Parent or Purchaser, and such Persons will be deemed to be Independent Directors for purposes of this Agreement.

1.5                               Top-Up Option.

(a)                                 The Company hereby grants to Purchaser an irrevocable option (the “Top-Up Option”), exercisable only on the terms and conditions set forth in this Section 1.5, to purchase at a price per share equal to the greater of (i) the last reported sale price of a Share on NASDAQ on the last trading day prior to the date on which the Top-Up Option is exercised or (ii) the Closing Amount, newly issued Shares (the “Top-Up Shares”) so that, when added to the number of Shares owned by Purchaser prior to the exercise of the Top-Up Option, Purchaser will own at least ninety percent (90%) of the outstanding shares of each class of capital stock of the Company entitled to vote on the Merger immediately after the issuance of the Top-Up Shares (not including in the Shares owned by Purchaser any Shares tendered pursuant to unfulfilled guaranteed delivery procedures); provided, however, that the Top-Up Option shall not be exercisable for the number of Shares in excess of the authorized and unissued Shares less the maximum number of Shares potentially necessary for issuance with respect to Company Equity Plan Awards or other obligations of the Company.  The Top-Up Option shall be exercisable once at any time following the Offer Acceptance Time and prior to the earlier to occur of (A) the Effective Time and (B) the termination of this Agreement in accordance with its terms; provided, however, that the obligation of the Company to deliver Top-Up Shares upon the exercise of the Top-Up Option is subject to the condition that (i) immediately following the exercise of the Top-Up Option, the number of Shares owned in the aggregate by Parent and Purchaser constitutes at least one share more than 90% of the number of the outstanding shares of each class of capital stock of the Company entitled to vote on the Merger immediately after the issuance of the Top-Up Shares (not including in the Shares owned by Purchaser any Shares tendered pursuant to unfulfilled guaranteed delivery procedures) and (ii) the Minimum Condition shall have been satisfied.  Purchaser may assign the Top-Up Option and its rights and obligations pursuant to this Section 1.5, in its sole discretion, to Parent.

(b)                                 The parties shall cooperate to ensure that the issuance and delivery of the Top-Up Shares comply with all applicable Legal Requirements, including compliance with an applicable exemption from registration under the Securities Act.  If Purchaser wishes to exercise the Top-Up Option, Purchaser shall give the Company written notice, specifying (i) the number of Shares owned by Purchaser and (ii) a place and a time for the closing of such purchase.  The Company shall, as soon as practicable following receipt of such notice, deliver written notice to Purchaser specifying, based on the information provided by Purchaser in its notice, the number of Top-Up Shares.  Prior to the closing of the purchase of the Top-Up Shares, upon Purchaser’s request, the Company shall cause its transfer agent to certify in writing to Purchaser the number of Shares issued and outstanding (A) as of immediately prior to the exercise of the Top-Up Option and (B) after giving effect to the issuance of the Top-Up Shares.

(c)                                  The aggregate purchase price payable for the Top-Up Shares may be paid, at Purchaser’s option, (i) in cash, (ii) by executing and delivering to the Company a promissory note having a principal amount equal to the balance of the remaining aggregate purchase price, or (iii) a combination thereof, provided that Purchaser shall use cash for at least the aggregate par value of the Top-Up Shares.  The Board of Directors of the Company has approved such consideration for the Top-Up Shares.  Any such promissory note shall include the following terms: (1) the maturity date shall be one (1) year after issuance, (2) the unpaid principal amount of the promissory note shall accrue simple interest at a per annum rate of one percent (1.00%) and (3) the promissory note may be prepaid in whole or in part at any time, without penalty or prior notice.

(d)                                 At the closing of the purchase of the Top-Up Shares, Purchaser shall cause to be delivered to the Company the consideration required to be delivered in exchange for such Top-Up Shares, and the Company shall cause such Top-Up Shares to be issued to Purchaser via book-entry delivery.

(e)                                  Parent and Purchaser acknowledge that the Top-Up Shares that Purchaser may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering.  Parent and Purchaser represent and warrant to the Company that Purchaser is, and will be upon the purchase of the Top-Up Shares, an “Accredited Investor,” as defined in Rule 501 of Regulation D under the Securities Act.

SECTION 2.                         MERGER TRANSACTION

2.1                               Merger of Purchaser into the Company.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Company and Parent shall consummate the Merger, whereby Purchaser shall be merged with and into the Company, and the separate existence of Purchaser shall cease.  The Company will continue as the Surviving Corporation.

2.2                               Effect of the Merger.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

2.3                               Closing; Effective Time.

(a)                                 Unless this Agreement shall have been terminated pursuant to Section 8, and unless otherwise mutually agreed in writing between the Company, Parent and Purchaser, the consummation of the Merger (the “Closing”) shall take place at the offices of Cooley LLP, 4401 Eastgate Mall, San Diego, CA 92121, at 9:05 a.m. Eastern Time on a date specified by the Parties, which shall be no later than the second (2nd) business day after the conditions in Section 7.1 are satisfied or waived.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(b)                                 Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company and Purchaser shall file or cause to be filed a certificate of merger with the Secretary of State of the State of Delaware with respect to the Merger, in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL.  The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the parties hereto and specified in the certificate of merger (such date and time, the “Effective Time”).

2.4                               Certificate of Incorporation and Bylaws; Directors and Officers.  Unless otherwise determined by Parent prior to the Effective Time:

(a)                                 the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit B;

(b)                                 the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Purchaser as in effect immediately prior to the Effective Time; and

(c)                                  the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Purchaser immediately prior to the Effective Time.

2.5                               Conversion of Shares.

(a)                                 At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Purchaser, the Company or any stockholder of the Company:

(i)                                    any Shares then held by the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii)                                any Shares then held by Parent, Purchaser or any other wholly owned Subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii)                            except as provided in clauses “(i)” and “(ii)” above and subject to Section 2.5(b), each Share then outstanding (other than any Dissenting Shares, as defined below) shall be converted into the right to receive the (i) the Closing Amount, payable to the holder thereof in cash, without interest, plus (ii) one CVR, or any such higher consideration as may be paid in the Offer (the “Merger Consideration”), subject to any withholding of Taxes required by applicable Legal Requirements in accordance with Section 2.6(e); and

(iv)                             each share of the common stock, $0.01 par value per share, of Purchaser then outstanding shall be converted into one share of common stock of the Surviving Corporation.

(b)                                 If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted.

2.6                               Surrender of Certificates; Payment of Non-Employee Options; Stock Transfer Books.

(a)                                 Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of shares of Company Common Stock to receive the aggregate Closing Amounts to which holders of such Shares shall become entitled pursuant to Section 2.5 and for holders of Company Options who received such Company Options other than through employment by the Company or who are former employees of the Company who cannot be paid through the Company’s payroll (the “Non-Employee Optionees”) to receive the aggregate Closing Amounts to which the Non-

Employee Optionees become entitled pursuant to Section 2.8.  At or prior to the Effective Time (subject to Section 2.8(b)), Parent shall deposit, or shall cause to be deposited, with the Paying Agent cash sufficient to pay the aggregate Closing Amounts payable pursuant to Section 2.5 and to the Non- Employee Optionees pursuant to Section 2.8 (the “Payment Fund”).  The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by the Surviving Corporation; provided, that such investments shall be in obligations of or guaranteed by the United States of America in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months.

(b)                                 Promptly after the Effective Time (but in no event later than five (5) business days thereafter), the Surviving Corporation shall cause to be mailed to each Person who was, at the Effective Time, a holder of record of the shares of Company Common Stock entitled to receive the Merger Consideration pursuant to Section 2.5 or was, at the Effective Time, a Non-Employee Optionee entitled to receive the Merger Consideration pursuant to Section 2.8 a form of letter of transmittal (which shall be in reasonable and customary form and shall, with respect to any holder of shares of Company Common Stock entitled to receive the Merger Consideration pursuant to Section 2.5, specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates (or in accordance with Section 2.6(f), if applicable) to the Paying Agent) and instructions for use in effecting the surrender of the Certificates or Book-Entry Shares pursuant to such letter of transmittal.  With respect to any holder of the shares of Company Common Stock entitled to receive the Merger Consideration pursuant to Section 2.5, upon surrender to the Paying Agent of Certificates (or in accordance with Section 2.6(f), if applicable) or Book-Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly evidenced by such Certificates or Book-Entry Shares, and such Certificates and Book-Entry Shares shall then be canceled.  No interest shall accrue or be paid on the Merger Consideration payable with respect to the Non-Employee Options or payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof.  If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing the shares of Company Common Stock is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of the

Surviving Corporation that such Taxes either have been paid or are not applicable.  None of Parent, Purchaser and the Surviving Corporation shall have any liability for the transfer and other similar Taxes described in this Section 2.6(b) under any circumstance.  Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(c)                                  At any time following twelve (12) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (with respect to the Closing Amount) which had been made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares or Non-Employee Optionees (including, all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Legal Requirements) only as general creditors thereof with respect to the Merger Consideration that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them or with respect to their Company Options. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Certificates or Book-Entry Shares or Non-Employee Optionee for the Merger Consideration delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar Legal Requirements.  Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Legal Requirements, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(d)                                 At the Effective Time, the stock transfer books of the Company with respect to the shares of Company Common Stock shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company.  From and after the Effective Time, the holders of the shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable Legal Requirements.

(e)                                  Each of the Surviving Corporation, Parent and Purchaser shall be entitled to deduct and withhold (or cause the Paying Agent to deduct and withhold) from the Merger Consideration payable to any holder of the Shares or any holder of Company Options or any other consideration otherwise payable pursuant to this Agreement such amounts as it is required, in Parent’s reasonable discretion, by any Legal Requirement to deduct and withhold with respect to Taxes.  Each such payor shall take all action that may be necessary to ensure that any such amounts so withheld are promptly and properly remitted to the appropriate Governmental Body.    To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, holder of Company Options or other recipient of consideration hereunder in respect of which such deduction and withholding was made.

(f)                                   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay (less any amounts entitled to be deducted or withheld pursuant to Section 2.6(e)), in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Section 2.

2.7                               Dissenters’ Rights.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time, and held by holders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive Merger Consideration, but shall, by virtue of the Merger, be entitled to only such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal and payment under the DGCL, such holder’s shares of Company Common Stock shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 2.6(e)), and such shares shall not be deemed to be Dissenting Shares.  Within ten (10) days after the Effective Time, the Surviving Corporation shall provide each of the holders of Company Common Stock with the notice contemplated by Section 262 of the DGCL.  Parent, Purchaser and the Company agree that the Surviving Corporation will not assert that any Top-Up Shares or any promissory note used as a portion of the consideration for the Top-Up Shares negatively impact the fair value of any Dissenting Shares. The Parties hereby agree and acknowledge that in any appraisal proceeding with respect to the Dissenting Shares, and to the fullest extent permitted by applicable Legal Requirements, the fair value if the Dissenting Shares will be determined in accordance with Section 262 of the DGCL without regard to the Top-Up Option, the Top-Up Shares or any promissory note delivered by Purchaser or Parent to the Company in payment for the Top-Up Shares.

2.8                               Treatment of Company Options and Warrants.

(a)                                 As of the Offer Acceptance Time, each Company Option that is then outstanding and unexercised, whether or not vested, shall be cancelled.  Further, with respect to those Persons holding such cancelled Company Options whose service relationship with the Company had not terminated more than three months prior to the Offer Acceptance Time, such cancelled Company Options shall be converted into the right to receive (x) a cash payment equal to (i) the excess, if any, of (A) the Closing Amount over (B) the exercise price payable per Share under such Company Option, multiplied by (ii) the total number of shares of Company Common

Stock subject to such Company Option immediately prior to the Offer Acceptance Time (without regard to vesting) and (y) a CVR with respect to the total number of shares of Company Common Stock subject to such Company Option immediately prior to the Offer Acceptance Time (without regard to vesting).  No holder of a Company Option that has an exercise price per Share that is equal to or greater than the Closing Amount shall be entitled to any payment with respect to such cancelled Company Option before or after the Offer Acceptance Time.

(b)                                 As soon as reasonably practicable after the Effective Time (but no later than the second payroll date after the Effective Time), the Surviving Corporation shall pay the aggregate consideration payable pursuant to Section 2.8(a)(x), net of any applicable withholding Taxes, payable with respect to Company Options through, to the extent applicable, the Surviving Corporation’s payroll (subject to any required tax withholdings) to the holders of Company Options; provided, however, that to the extent the holder of a Company Option is not an employee, the consideration payable pursuant to Section 2.8(a)(x) payable with respect to such Company Options shall be paid in the manner described in Section 2.6 through the Payment Fund rather than this Section 2.8(b).

(c)                                  Prior to the Initial Expiration Date, the Company shall use commercially reasonable efforts to (i) provide holders of each outstanding and unexercised Company Warrant with written notice of the Merger, including the effect of the Merger on such Company Warrant, and (ii) to the extent permitted pursuant to the Company Warrants set forth on Schedule 2.8(c), to cause each outstanding and unexercised Company Warrant to be cancelled as of the Effective Time in exchange for the right to receive with respect to each share of Company Common Stock issuable upon the exercise of such Company Warrant an amount in cash equal to (i) (A) the Closing Amount minus (B) the exercise price per share of Company Common stock provided under the terms of such Company Warrant and (ii) one CVR.

2.9                               Further Action.  If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Purchaser and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Purchaser, in the name of the Company and otherwise) to take such action.

SECTION 3.                         REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Purchaser as follows (it being understood that each representation and warranty contained in Section 3 is subject to (a) exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Section 3; (b) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure is applicable to qualify such representation and warranty; and (c) disclosure in the Company SEC Documents filed on or after January 1, 2012 and prior to the date of this Agreement other than any information in the “Risk Factors” or “Forward-Looking Statements” sections of such Company SEC Documents or other forward-looking statements in such Company SEC Documents):

3.1                               Due Organization; Subsidiaries Etc.

(a)                                 The Company is an Entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used.  The Company is qualified or licensed to do business as a foreign Entity, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing does not have and would not reasonably be expected to have a Material Adverse Effect.

(b)                                 The Company does not have any Subsidiaries.  The Company does not own any capital stock of, or any equity interest of, or any equity interest of any nature in, any other Entity.  The Company has not agreed to nor is it obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

3.2                               Certificate of Incorporation and Bylaws.  The Company has delivered or made available to Parent or Parent’s Representatives accurate and complete copies of the Certificate of Incorporation, bylaws and other charter and organizational documents of the Company, including all amendments thereto, as in effect on the date hereof.

3.3                               Capitalization, Etc.

(a)                                 The authorized capital stock of the Company consists of:  (i) 200,000,000 shares of Company Common Stock, of which 48,268,495 shares had been issued and were outstanding as of the close of business on July 29, 2013; and (ii) 10,000,000 shares of Company Preferred Stock, of which no shares have been issued or are outstanding.  All of the outstanding Shares have been duly authorized and validly issued, and are fully paid and nonassessable.

(b)                                 Except as set forth in Part 3.3(b) of the Company Disclosure Schedule: (i) none of the outstanding shares of Company Common Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Common Stock are subject to any right of first refusal in favor of the Company; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Company having a right to vote on any matters on which the stockholders of the Company have a right to vote; and (iv) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Common Stock.  The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities. The Company Common Stock constitutes the only outstanding class of securities of the Company registered under the Securities Act.

(c)                                  As of the close of business on July 29, 2013: (i) 4,519,867 shares of Company Common Stock were subject to issuance pursuant to Company Options granted and outstanding under the 2010 Plan; (ii) 359,500 shares of Company Common Stock were subject to issuance pursuant to Company Options granted and outstanding under the 2010 Director’s Plan; (iii) 85,000 shares of Company Common Stock were estimated to be subject to outstanding purchase rights under the ESPP (assuming that the closing price per share of Company Common Stock as reported on the on the purchase date for the current offering period was equal to the Offer Price); (iv) 631,040 shares of Company Common Stock were subject to issuance pursuant to Company Options granted and outstanding under the 2006 Plan; (v) 1,565,134 shares of Company Common Stock were subject to issuance pursuant to the Company Warrants; (vi) 5,366,003 shares of Company Common Stock were reserved for future issuance under Company Equity Plans; and (vii) 442,471 shares of Company Common Stock were reserved for future issuance under the ESPP.  As of the close of business on July 29, 2013, the weighted average exercise price of the Company Options outstanding as of that date was $4.9947. Other than as set forth in this Section 3.3(c), there is no issued, reserved for issuance, outstanding or authorized stock option, stock appreciation, phantom stock; profit participation or similar rights or equity-based awards with respect to the Company.

(d)                                 Except as set forth in this Section 3.3 or in Part 3.3(d) of the Company Disclosure Schedule, there are no: (i) outstanding shares of capital stock of, or other equity interest in, the Company or Company Equity Awards, other than Company Options; (ii) outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of the capital stock, restricted stock unit, stock-based performance unit or any other right that is linked to, or the value of which is in any way based on or derived from the value of any shares of capital stock or other securities of the Company, in each case other than derivative securities not issued by the Company; (iii) outstanding securities, instruments, bonds, debentures, notes or obligations that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; or (iv) stockholder rights plans (or similar plans commonly referred to as a “poison pill”) or Contracts under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

3.4                               SEC Filings; Financial Statements.

(a)                                 Since January 1, 2011, the Company has filed or furnished on a timely basis all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC (the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied, and each Company SEC Document to be filed subsequent to the date hereof will comply, in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents and, except to the extent that information contained in such Company SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Company SEC Document, none of the Company SEC Documents when filed or furnished contained, and each Company SEC Document filed subsequent to the date hereof will not contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)                                 The financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents: (i) complied or will comply as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (iii) fairly presented or will fairly present, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, material).  No financial statements of any Person are required by GAAP to be consolidated with the financial statements of the Company.

(c)                                  The Company maintains, and at all times since January 1, 2010 has maintained, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2012, and, such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2012.  Since January 1, 2012, neither the Company nor the Company’s independent registered accountant has identified or been made aware of:  (1) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company; (2) any illegal act or fraud, whether or not material, that involves the management or other employees of the Company; or (3) any claim or allegation regarding any of the foregoing.  Any material change in internal controls over financial reporting and any significant deficiency or material weakness in the design or operation of internal control over financial reporting required to be disclosed in any Company SEC Document or in any form, report or document filed by the Company with the SEC since January 1, 2010 has been so disclosed and each significant deficiency and material weakness previously so disclosed have been remediated.

(d)                                 The Company maintains and has since January 1, 2010 maintained, disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act that are reasonably designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.  The Company is in compliance in all material respects with all current listing and corporate governance requirements of NASDAQ.

(e)                                  The Company is not a party to, nor does it have any obligation or other commitment to become a party to, any securitization transaction, off-balance sheet partnership, joint venture or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or other Company SEC Documents.

(f)                                   As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents.  To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(g)                                 Each document required to be filed by the Company with the SEC in connection with the Offer (the “Company Disclosure Documents”) (including the Schedule

14D-9), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.  The Company Disclosure Documents, at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto and at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(i)                                    The information with respect to the Company that the Company furnishes to Parent or Purchaser in writing specifically for use in the Schedule TO and the Offer Documents, at the time of the filing with the SEC, the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(ii)                                Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Purchaser for inclusion or incorporation by reference in the Company Disclosure Documents.

3.5                               Absence of Changes.  Except as expressly contemplated by this Agreement, since January 1, 2013 through the date of this Agreement, (a) except for discussions, negotiations and transactions related to this Agreement or other potential strategic transactions, the Company has operated in all material respects in the ordinary course of business consistent with past practice and (b) there has not occurred any event, change, action, failure to act or transaction that, individually or in the aggregate, has had or would be reasonably expected to have, a Material Adverse Effect.  Since January 1, 2013 through the date of this Agreement, the Company has not taken any actions which, had such actions been taken after the date of this Agreement, would have required the written consent of Parent pursuant to Section 5.2 (other than Section 5.2(b)(vi)).  Since June 30, 2013 through the date of this Agreement, the Company has not taken any actions which, had such actions been taken after the date of this Agreement, would have required the written consent of Parent pursuant to Section 5.2(b)(vi)(B)(bb) with respect to consulting agreements with independent contractors with an annual compensation greater than $200,000.

3.6                               Title to Assets.  The Company has good and valid title to all material assets owned by it as of the date of this Agreement, including all material assets (other than capitalized leases) reflected on the unaudited balance sheet in the last Quarterly Report on Form 10-Q (the “Balance Sheet”) filed by the Company with the SEC prior to the date hereof (except for assets sold or otherwise disposed of in the ordinary course of business since the date of such Balance Sheet).  All of said material assets are owned by the Company free and clear of any Encumbrances (other than Permitted Encumbrances).

3.7                               Real Property; Equipment.

(a)                                 The Company does not own and has not owned any real property.

(b)                                 Part 3.7(b) of the Company Disclosure Schedules sets forth an accurate list of each lease or sublease pursuant to which the Company leases real property from another Person (the “Leased Real Property”). The Company holds a valid and existing leasehold interest in the Leased Real Property, free and clear of all Encumbrances other than Permitted Encumbrances.  The Company has not received any written notice regarding any violation or breach or default under any Company Lease that has not since been cured, except for violations or breaches that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

3.8                               Intellectual Property.

(a)                                 Part 3.8(a) of the Company Disclosure Schedule identifies (i) the name of applicant/registrant and current owner, (ii) the jurisdiction of application/registration and (iii) the application or registration number for each item of Registered IP owned by or exclusively licensed to the Company.  Each of the patents and patent applications included in the Registered IP that are owned solely by the Company (and, to the knowledge of the Company, each of the Company’s co-owned patents and patent applications) properly identifies by name each and every inventor of the claims thereof as determined in accordance with the Legal Requirements of the jurisdiction in which such patent is issued or such patent application is pending. To the Company’s knowledge, each inventor, and any other person or persons working on behalf of the Company in the prosecution of the patents and patent applications included in the Registered IP that are owned by, or exclusively licensed to, the Company, has complied with all applicable duties of candor and good faith.  The Company owns and possesses all right, title and interest in and to or has the right to use, pursuant to a valid and enforceable agreement, all Company IP that is material to the Company’s business as currently conducted, free and clear of all Encumbrances other than Permitted Encumbrances.  To the Company’s knowledge, with respect to issued patents, registered trademarks and registered copyrights owned by the Company, the Company has taken all steps necessary to maintain registrations thereof, including by payment when due of all maintenance fees and annuities and the filing of all necessary renewals, statements and certifications.  As of the date of this Agreement, no interference, opposition, reissue, reexamination proceeding, cancellation proceeding, injunction, assertion, lawsuit, hearing, investigation, complaint, arbitration, mediation, demand, International Trade Commission investigation, decree or any other dispute, disagreement or claim, or other proceeding of any nature (other than routine examination proceedings with respect to pending applications) is pending or, to the knowledge of the Company, threatened, in which the scope, validity, enforceability, priority, inventorship or ownership of any Registered IP listed on Part 3.8(a) of the Company Disclosure Schedule is being or has been contested or challenged. Part 3.8(a) of the Company Disclosure Schedule describes each filing, payment, and action that, as of the date of this Agreement, must be made or taken on or before the date that is one hundred and twenty

(120) days after the date of this Agreement with respect to such Registered IP and for which the Company is responsible.

(b)                                 No Company Associate owns or has any claim, right (whether or not currently exercisable) or interest to or in any Company IP and each Company Associate who is or was involved in the creation or development of any Company IP has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights to the Company and confidentiality provisions protecting the Company IP, and, to the Company’s knowledge, there is no material breach under any such agreement.

(c)                                  Except as set forth on Part 3.8(c) of the Company Disclosure Schedule, to the knowledge of the Company, no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution is being or has been used, directly or indirectly, to create, in whole or in part, Intellectual Property Rights owned or purported to be owned by the Company, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership rights to such Intellectual Property Rights.

(d)                                 The Company has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all material proprietary information held by the Company, or purported to be held by the Company, as a material trade secret.

(e)                                  Part 3.8(e) of the Company Disclosure Schedule sets forth each license agreement pursuant to which the Company licenses in any material Intellectual Property Right (each an “In-bound License”) or licenses out any material Intellectual Property Right owned by the Company (each an “Out-bound License”) (provided, that, In-bound Licenses shall not include commercially available off-the-shelf software and clinical trial agreements and material transfer agreements entered into in the ordinary course of business, and, Out-bound Licenses shall not include non-exclusive outbound licenses contained in clinical trial agreements and material transfer agreements entered into in the ordinary course of business).

(f)                                   To the knowledge of the Company:  (i) the operation of the business of the Company as currently conducted does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property Rights owned by any other Person; and (ii) no other Person is infringing, misappropriating, diluting or otherwise violating any Company IP owned by the Company.   Except as set forth on Part 3.8(f) of the Company Disclosure Schedule, as of the date of this Agreement, no Legal Proceeding is pending and served (or, to the knowledge of the Company, is being threatened or is pending and has not been served) against the Company or by the Company relating to any actual, alleged or suspected infringement, misappropriation, dilution or other violation of any Intellectual Property Rights of another Person or to the Registered IP owned by the Company.  Except as set forth in Part 3.8(f) of the Company Disclosure Schedule,  since January 1, 2010, the Company has not received any written notice or other written communication relating to any actual, alleged or suspected infringement, misappropriation, dilution or other violation of any Intellectual Property Right of another Person by the Company.

(g)                                 The Company is not now nor has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to require or obligate the Company to grant or offer to any other Person any license or right to any Company IP.

(h)                                 None of the Company IP owned or purported to be owned by the Company is subject to any pending or outstanding injunction, directive, order, judgment, settlement, forbearance to sue, consent, ruling or other disposition of dispute that adversely restricts the use, transfer, registration or licensing of any such Company IP by the Company, or otherwise adversely affects the validity, scope, use, registrability, or enforceability of any such Company IP.

3.9                               Contracts.

(a)                                 Part 3.9(a) of the Company Disclosure Schedule identifies each Company Contract that constitutes a Material Contract as of the date of this Agreement.  For purposes of this Agreement, each of the following Company Contracts shall be deemed to constitute a “Material Contract”:

(i)                                    any Company Contract constituting a Company Employee Agreement pursuant to which the Company is or may become obligated to (A) make any severance, termination, tax gross-up or similar payment to any Company Associate or any spouse or heir of any Company Associate except for severance, termination or similar payments required by applicable Legal Requirements that does not exceed $200,000 per beneficiary, (B) make any bonus, deferred compensation or similar payment (other than payments constituting base salary or commissions paid in the ordinary course of business consistent with past practice) in excess of $200,000 to any Company Associate or (C) grant or accelerate the vesting of, or otherwise modify, any Company Equity Award other than accelerated vesting provided in Company Equity Plans;

(ii)                                any Company Contract that is a settlement, conciliation or similar agreement with or before any Governmental Body and pursuant to which the Company will be required after the date of this Agreement to pay consideration in excess of $250,000 or that contain material obligations or limitations on the Company’s conduct;

(iii)                            any Company Contract (A) limiting the freedom or right of the Company to engage in any line of business, to make use of any Company IP that is material to the Company’s business as currently conducted or to compete with any other Person in any location or line of business, or (B) containing any “most favored nations” terms and conditions (including with respect to pricing) granted by the Company or exclusivity obligations or restrictions or otherwise limiting the freedom or right of the Company to sell, distribute or manufacture any products or service or any technology or other assets to or for any other Person;

(iv)                             any Company Contract that requires by its terms or is reasonably likely to require the payment or delivery of cash or other consideration by or to the Company in an amount having an expected value in excess of $250,000 in the fiscal year ending December 31, 2013 or in any fiscal year thereafter or in excess of $750,000 in the aggregate and which cannot be cancelled by the Company without penalty or further payment without more than ninety (90) days’ notice (other than payments for services rendered to the date of such cancellation);

(v)                                 any Company Contract relating to Indebtedness in excess of $250,000 (whether incurred, assumed, guaranteed or secured by any asset) of the Company;

(vi)                             any Company Contract or arrangement with any Person constituting a joint venture, partnership, collaboration or limited liability corporation;

(vii)                         any Company Contract that requires or permits the Company, or any successor to, or acquirer of, the Company, to make any payment to another person as a result of a change of control of the Company (a “Change of Control Payment”) or gives another Person a right to receive or elect to receive a Change of Control Payment;

(viii)                     any Company Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company, prohibits the pledging of the capital stock or other equity interests of the Company or prohibits the issuance of any guaranty by the Company;

(ix)                             any In-bound License and any Out-bound License;

(x)                                 any other Company Contract that is currently in effect and has been filed (or is required to be filed) by the Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(xi)                             any Company Contract with any Affiliate, director, executive officer (as such term is defined in the Exchange Act), holder of 5% or more of Company Common Stock or any of their Affiliates (other than the Company) or immediate family members;

(xii)                         any Company Contract for the lease or sublease of any material real property;

(xiii)                     any Government Contract; and

(xiv)                      any Company Contract that requires the counter party to be a sole source or single source supplier of products or services related to manufacturing tedizolid phosphate.

(b)                                 As of the date of this Agreement, the Company has either delivered or made available to Parent or Parent’s Representatives an accurate, complete and unredacted copy of each Material Contract or has publicly made available such Material Contract in such form in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC.  Except as set forth on Part 3.9(b) of the Company Disclosure Schedule, neither the Company nor, to the knowledge of the Company, the other party is in material breach of, or material default under, any Material Contract and, neither the Company, or to the knowledge of the Company, the other party to a has taken or failed to take any action that with or without notice, lapse of time or both would constitute a material breach of or material default under any Material Contract.  Each Material Contract is, with respect to the Company and, to the knowledge of the Company, the other party, a valid agreement, binding, and in full force and effect. To the knowledge of the Company, each Material Contract is enforceable by the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.  Except as set forth on Part 3.9(b) of the Company Disclosure Schedule, since January 1, 2011, the Company has not received any written notice regarding any violation or breach or default under any Material Contract that has not since been cured, except for violations or breaches that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.  The Company has not waived in writing any rights under any Material Contract, the waiver of which would have, either individually or in the aggregate, a Material Adverse Effect.

(c)                                  Except as listed in Part 3.9(c) of the Company Disclosure Schedule, since January 1, 2012, the Company has not received any notice in writing from any Person that such Person intends to terminate, or not renew, any Material Contract.

3.10                        Liabilities.  The Company does not have any liabilities of any nature (whether accrued, absolute, contingent or otherwise), except for: (i) liabilities disclosed on the Balance Sheet; (ii) liabilities or obligations incurred pursuant to the terms of this Agreement; (iii) liabilities for performance of obligations of the Company under Contracts binding upon the Company (other than resulting from any breach or acceleration thereof) either delivered or made available to Parent or Parent’s Representatives prior to the date of this Agreement or entered into in the ordinary course of business, including non-exclusive out-bound licenses, clinical trial agreements and material transfer agreements (other than in respect of indemnification for claims made); (iv) liabilities incurred in the ordinary course of business since June 30, 2013; and (v) liabilities that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

3.11                        Compliance with Legal Requirements.  The Company is, and since January 1, 2010 has been, in compliance with all applicable Legal Requirements, except where the failure to be in compliance has not had and would not reasonably be expected to have a Material Adverse Effect and, since January 1, 2010, the Company has not been given written notice of, or been charged with, any violation of, any Legal Requirement, except, in each case, for any such violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.12                        Regulatory Matters.

(a)                                 The Company has filed with the applicable regulatory authorities (including the FDA or any other Governmental Body performing functions similar to those performed by the FDA) all required material filings, declarations, listings, registrations, reports or submissions, including but not limited to adverse event reports.  All such filings, declarations, listings, registrations, reports or submissions were in material compliance with applicable Legal Requirements when filed, and no deficiencies have been asserted by any applicable Governmental Body with respect to any such filings, declarations, listing, registrations, reports or submissions.

(b)                                 To the knowledge of the Company, except as set forth in documents either delivered or made available to Parent or Parent’s Representatives prior to the date of this Agreement, all preclinical and clinical investigations sponsored by the Company have been and are being conducted in material compliance with applicable Legal Requirements, rules, regulations and guidances, including Good Clinical Practices requirements and federal and state laws, rules, regulations and guidances restricting the use and disclosure of individually identifiable health information.  The Company has not received any written notices or other correspondence from the FDA or any other foreign, federal, state or local governmental or regulatory authority performing functions similar to those performed by the FDA with respect to any ongoing clinical or pre-clinical studies or tests requiring or recommending the termination, suspension or material modification of such studies or tests.

(c)                                  The Company has not to its knowledge (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any Governmental Body, (ii) failed to disclose a material fact required to be disclosed to the FDA and (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy.  The Company is not the subject of any pending or, to the Company’s knowledge, threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy.  Neither the Company nor, to the knowledge of the Company, any of its officers, employees, agents or clinical investigators has been suspended or debarred or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (a) debarment under 21 U.S.C. Section 335a or any similar Legal Requirement or (B) exclusion under 42 U.S.C. Section 1320a-7 or any similar Legal Requirement.

(d)                                 Except as would not reasonably be expected to have a Material Adverse Effect, the Company is in compliance and has, since January 1, 2010, been in compliance, in each case, in all material respects with all healthcare laws applicable to the operation of its business as currently conducted, including (i) any and all federal, state and local fraud and abuse laws, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.) and the regulations promulgated pursuant to such statutes; (ii) the Clinical Laboratory Improvement Amendments of 1988; and (iii) the Health Insurance Portability and Accountability Act of 1996 (“HIPPA”), the Health Information and Technology for Economic and Clinical Health Act (“HITECH”), and the regulations promulgated pursuant thereto, (iv) Legal Requirements which are cause for exclusion from any federal health care program; and (v) requirements of law relating to the billing or submission of claims, collection of accounts receivable, underwriting the cost of, or provision of management or administrative services in connection with, any and all of the foregoing, by the Company.  The Company is not subject to any enforcement, regulatory or administrative proceedings against or affecting the Company relating to or arising under the FDCA, the Anti-Kickback Statute, or similar Legal Requirements, and no such enforcement, regulatory or administrative proceeding has been threatened.

3.13                        Certain Business Practices.  Neither the Company nor, to the knowledge of the Company, any of its employees, representatives or agents (in each case, acting in the capacity of an employee or representative of the Company) has (i) used any material funds (whether of the Company or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or (iii) violated any provision of any Anti-Corruption Laws or any rules or regulations promulgated thereunder, anti-money laundering laws and any rules or regulations promulgated thereunder or any applicable Legal Requirement of similar effect.  Since January 1, 2010, the Company has not received any communication that alleges any of the foregoing.  The Company utilizes effective controls, procedures and an internal accounting controls system that is sufficient to provide reasonable assurances that violations of the aforementioned laws, rules or regulations will be prevented, detected and deterred, except in the case where such controls and procedures would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

3.14                        Governmental Authorizations.  The Company holds all Governmental Authorizations necessary to enable the Company to conduct its businesses in the manner in which its business is currently being conducted, except where failure to hold such Governmental Authorizations would not have a Material Adverse Effect.  The Governmental Authorizations held by the Company are, in all material respects, valid and in full force and effect. The Company is in compliance with the terms and requirements of such Governmental Authorizations, except where such failure to be in compliance would not have a Material Adverse Effect.

3.15                        Tax Matters.

(a)                                 Except as disclosed on Part 3.15(a) of the Company Disclosure Schedule, (i) each of the material Tax Returns required to be filed by or on behalf of the Company with any Governmental Body on or before the Closing Date (the “Company Returns”) have been or will be filed on or before the applicable due date (including any extensions of such due date), and have been, or will be when filed, prepared in compliance with all applicable Legal Requirements and are accurate and complete in all material respects, and (ii) all material Taxes payable by the Company (whether or not shown on the Company Returns to be due) or required to be withheld on or before the Closing Date have been or will be paid or withheld and timely paid to the relevant Governmental Body on or before the Closing Date.

(b)                                 The Company’s Balance Sheet has accrued all actual and estimated liabilities for unpaid Taxes with respect to all periods through the date thereof in accordance with GAAP, other than any Taxes the non-payment of which would not have a Material Adverse Effect.  The Company shall establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all material unpaid Taxes by the Company for the period from the date of the Balance Sheet through the Closing Date.

(c)                                  Except as set forth in Part 3.15(c) of the Company Disclosure Schedule, to the Company’s knowledge, as of the date of this Agreement, (i) there are no current examinations or audits of any Company Return in progress involving material Taxes and (ii) since January 1, 2011, no written claim has been received by the Company from any Governmental Body in any jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Taxes in that jurisdiction.  The Company has delivered or made available to Parent or Parent’s Representatives accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to Company Returns which have been requested by Parent. As of the date of this Agreement, no extension or waiver of the limitation period applicable to any of the Company Returns has been granted and is currently in effect.

(d)                                 As of the date of this Agreement, except as set forth in Part 3.15(d) of the Company Disclosure Schedule, to the knowledge of the Company, no Legal Proceeding involving the IRS or any other Governmental Body is pending or threatened against or with respect to the Company in respect of any material Tax.  Except as set forth in Part 3.15(d) of the Company Disclosure Schedule, no deficiency of material Taxes has been asserted in writing as a result of any audit or examination by any Governmental Body that has not been paid, accrued for or been contested in good faith and in accordance with applicable Legal Requirements.

(e)                                  Except as set forth in Part 3.15(e) of the Company Disclosure Schedule, there is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, will give rise to the payment of any amount in connection with the Merger that would not be deductible pursuant to Section 280G of the Code.  Except as set forth in Part 3.15(e) of the Company Disclosure Schedule, the Company is not a party to any Contract that would require, nor does the Company have any obligation (current or contingent), to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(f)                                   The Company (i) has never been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), and (ii) has not incurred, and does not have the potential to incur, any material liability for the Taxes of any Person (other than the Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), or as a transferee or successor or otherwise (other than pursuant to customary provisions included in credit agreements, leases, and agreements entered with employees, in each case, not primarily related to Taxes and entered into in the ordinary course of business).

(g)                                 The Company has not been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(h)                                 The Company has not entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i)                                    The Company will not be required to include any item of income in, or exclude any item of deduction from, the computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date, except as would not, individually or in the aggregate, have a Material Adverse Effect, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, (v) deferred intercompany gain or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) or (vi) election under Section 108(i) of the Code.

(j)                                    The Company is not, and has not at any time since January 1, 2009 been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(k)                                 The Company is not a party to or bound by any Tax allocation or Tax sharing agreement with any Person, and does not have any current or potential contractual obligation to indemnify any other Person with respect to material Taxes (other than pursuant to customary provisions included in credit agreements, leases, and agreements entered with employees, in each case, not primarily related to Taxes and entered into in the ordinary course of business).

(l)                                    There are no material liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company, other than with respect to Taxes not yet due and payable or as are currently being contested in good faith.

3.16                        Employee Matters; Benefit Plans.

(a)                                 Except as required by applicable Legal Requirements, the employment of each of the Company’s employees is terminable by the Company at will.  As of the date of the Agreement, to the Company’s knowledge, no current employee of the Company has given notice of termination of employment or otherwise disclosed to the Company plans to terminate employment with the Company within the next twelve (12) months.

(b)                                 Except as set forth in Part 3.16(b) of the Company Disclosure Schedule, the Company is not a party or otherwise subject to, or has a duty to bargain for or is currently negotiating in connection with entering into, any collective bargaining agreement or other Contract with a labor organization representing any of its employees and there are no labor organizations representing, purporting to represent or, to the knowledge of the Company, seeking to represent any employees of the Company.  Since January 1, 2010, there has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning labor representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting the Company or any of their employees. There is not now pending, and, to the knowledge of the Company, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding labor representation or union organizing activity or any similar activity or dispute.  Except as set forth in Part 3.16(b) of the Company Disclosure Schedule, since January 1, 2010, there has been no material Legal Proceeding pending or, to the knowledge of the Company, threatened relating to employment, including relating to any Company Employee Agreement, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any Company Associate, including charges of unfair labor practices or harassment complaints. Since January 1, 2010, the Company has complied in all respects with all applicable Legal Requirements related to employment, including employment practices, wages, hours and other terms and conditions of employment (including the classification and compensation of employees for purposes of the Fair Labor Standards Act and cognate state laws and the classification of independent contractors) and other Legal Requirements in respect of any reduction in force, including notice, information and consultation requirements, the lack of compliance with which has not had and would not reasonably be expected to have a Material Adverse Effect.

(c)                                  Part 3.16(c) of the Company Disclosure Schedule sets forth an accurate and complete list of the material Employee Plans (other than any employment, termination or severance agreement for non-officer employees of the Company, equity grant notices, and related documentation, with respect to employees of the Company and agreements with consultants entered into in the ordinary course of business).  The Company has either delivered or made available to Parent or Parent’s Representatives prior to the execution of this Agreement with respect to each material Employee Plan accurate and complete copies of: (i) all material plan documents and all material amendments thereto, and all related trust or other funding documents, and in the case of unwritten material Employee Plans, written descriptions thereof, (ii) all determination letters, rulings, opinion letters, information letters or advisory opinions issued by the IRS or the United States Department of Labor (“DOL”), (iii) the most recent annual actuarial valuation, if any, and the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), (iv) the most recent summary plan descriptions and any material modifications thereto, (v) the most recent nondiscrimination tests required to be performed under the Code (including 401(k) and 401(m) tests) for each Employee Plan, and (vi) all material correspondence to or from the IRS, the DOL, or any other Governmental Body since January 1, 2010.

(d)                                 Neither the Company nor any other Person that would be or, at any relevant time, would have been considered a single employer with the Company under the Code or ERISA has ever maintained, contributed to, or been required to contribute to a plan subject to Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan or any “multiemployer plan,” each as defined in Section 4001 of ERISA.

(e)                                  Each of the Employee Plans that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, each such Employee Plan has timely adopted all currently effective amendments to the Code, and, to the knowledge of the Company, there are no existing circumstances or any events that have occurred that would reasonably be expected to affect materially and adversely the qualified status of any such Employee Plan.  Each of the Employee Plans is now and has been operated in compliance in all material respects with its terms and all applicable Legal Requirements, including but not limited to ERISA and the Code. The Company is not and could not reasonably be expected to be subject to either a material liability pursuant to Section 502 of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code. For the last six (6) years, the Company has performed in all material respects all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and, to the knowledge of the Company, there is no default or violation by any other party to, any Employee Plan.

(f)                                   Except to the extent required under Section 601 et seq. of ERISA or 4980B of the Code (or any other similar state or local Legal Requirement), neither the Company nor any Employee Plan has any present or future obligation to provide post-employment welfare benefits to or make any payment to, or with respect to, any present or former employee, officer or director of the Company pursuant to any retiree medical benefit plan or other retiree welfare plan.

(g)                                 Except as set forth in Part 3.16(g) of the Company Disclosure Schedule, the consummation of the Transactions (including in combination with other events or circumstances) will not (i) entitle any current or former employee, director, officer, independent contractor or other service provider of the Company to severance pay, unemployment compensation or any other material payment, (ii) accelerate the time of payment or vesting, or increase the amount of, compensation or benefits due to any such employee, director, officer, independent contractor, (iii) directly or indirectly cause the Company to transfer or set aside any material assets to fund any benefits under any Employee Plan, (iv) otherwise give rise to any material liability under any Employee Plan or (v) limit or restrict the right to amend, terminate or transfer any material assets of any Employee Plan on or following the Effective Time.

(h)                                 Each Employee Plan or other Contract that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder, except for any instances of noncompliance that do not have and would not reasonably be expected to have a Material Adverse Effect. The Company does not have an obligation to gross-up, indemnify or otherwise reimburse any current or former service provider to the Company for any tax incurred by such service provider pursuant to Section 409A of the Code.

(i)                                    The Company has delivered or made available to Parent or Parent’s Representatives copies of all Company Equity Plans covering the Company Options outstanding as of the date of this Agreement and the forms of all stock option agreements evidencing such Company Options.   The Company has delivered or made available to Parent or Parent’s Representatives copies of the ESPP and applicable offering document. Appendix 1 to the Company Disclosure Schedule sets forth a complete list of the following for each outstanding Company Option as of July 29, 2013, (A) the name of the holder of the Company Option: (B) the number of Shares subject to the Company Option, (C) the Company Equity Plan under which the award was granted, (D) the date of grant, (E) the exercise price, and (F) whether such Company Option is intended to be an incentive stock option.

3.17                        Environmental Matters.  Except for those matters that would not reasonably be expected to have a Material Adverse Effect, (a) the Company is, and since January 1, 2010 has been, in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Governmental Authorizations required under Environmental Laws for the operation of its business, (b) there is no investigation, suit, claim, action or Legal Proceeding relating to or arising under any Environmental Law that is pending or, to the knowledge of the Company, threatened against the Company or Leased Real Property, (c) the Company has not received any written notice, report or other information of or entered into any legally-binding agreement, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved violations, liabilities or requirements on the part of the Company relating to or arising under Environmental Laws, (d) to the knowledge of the Company, (1) no Person has been exposed to any Hazardous Materials at a property or facility of the Company and (2) there are and have been no Hazardous Materials present or Released on, at, under or from any property or facility, including the Leased Real Property, in both cases in a manner and concentration that would reasonably be expected to result in any claim against or liability of the Company under any Environmental Law, and (e) the Company has not assumed, undertaken, or otherwise become subject to any liability of another

Person relating to Environmental Laws other than any indemnities in Material Contracts or leases for real property.

3.18                        Insurance.  The Company has delivered or made available to Parent or Parent’s Representatives an accurate and complete copy of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Company.  To the Company’s knowledge, the Company maintains and since January 1, 2010 has maintained, insurance coverage in such amounts and covering such risks as are in accordance with normal industry practice for companies of similar size and stage of development as the Company. Except as would not reasonably be expected to have a Material Adverse Effect, all such insurance policies are in full force and effect, no notice of cancellation or modification has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder.  As of the date of this Agreement, there is no material claim pending under any of the Company’s insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

3.19                        Legal Proceedings; Orders.

(a)                                 Except as set forth in Part 3.19(a) of the Company Disclosure Schedule, there is no Legal Proceeding pending and served (or, to the knowledge of the Company, pending and not served or threatened) against the Company or, to the knowledge of the Company, against any present or former officer, director or employee of the Company in such individual’s capacity as such, other than any Legal Proceedings that would not reasonably be expected to have a Material Adverse Effect.

(b)                                 To the Company’s knowledge, there is no order, writ, injunction or judgment to which the Company is subject that is reasonably likely to have a Material Adverse Effect.

(c)                                  To the Company’s knowledge, no investigation or review by any Governmental Body with respect to the Company is pending or is being threatened, other than any investigations or reviews that would not reasonably be expected to have a Material Adverse Effect.

3.20                        Authority; Binding Nature of Agreement.  The Company has the corporate power and authority to enter into and deliver and to perform its obligations under this Agreement and, subject to obtaining the Required Company Stockholder Vote, if necessary under any applicable Legal Requirements, to consummate the Transactions.  The Board of Directors of the Company (at a meeting duly called and held) has (a) determined that this Agreement and the Transactions, including the Offer and the Merger, are advisable to, and in the best interest of, the Company and its stockholders, (b) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger, (c) resolved to recommend that the stockholders of the Company tender their shares to Parent pursuant to the Offer and, if applicable, approve the adoption of this Agreement and the

Merger, (d) authorized and approved the Top-Up Option and the issuance of the Top-Up Shares, which resolutions, subject to Section 6.1, have not been subsequently withdrawn or modified in a manner adverse to Parent and (e) to the extent necessary, adopted a resolution having the effect of causing the Merger, this Agreement and the Transactions, including the exercise of the Top-Up Option, not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other Transactions.  This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Purchaser, this Agreement constitutes the legal, valid and binding obligations of the Company and is enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.21                        Section 203 of the DGCL Not Applicable.  As of the date hereof and at all times on or prior to the Effective Time, the Board of Directors of the Company has and will take all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL and any other Takeover Law are, and will be, to the extent such restrictions can be rendered inapplicable by action of the Board of Directors of the Company under Legal Requirements, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Offer, the Merger and the other Transactions.

3.22                        Vote Required.  The Required Company Stockholder Vote, if required under applicable Legal Requirements, is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and approve the Merger.

3.23                        Non-Contravention; Consents.  Except as set forth in Part 3.23 of the Company Disclosure Schedule and assuming compliance with the applicable provisions of the DGCL, the HSR Act, if applicable, any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, and the rules and regulations of NASDAQ, and in the case of the Merger, if required by applicable Legal Requirements, the receipt of the Required Company Stockholder Vote, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions will not: (a) cause a violation of any of the provisions of the Certificate of Incorporation or bylaws (or similar organizational documents) of the Company; (b) cause a violation by the Company of any Legal Requirement or order applicable to the Company, or to which the Company is subject; or (c) conflict with, result in breach of, or constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company is entitled under any provision of any Material Contract.  Except as set forth in Part 3.23 of the Company Disclosure Schedule and as may be required by the Exchange Act (including the requirement under the Exchange Act for the Company’s stockholders to approve or disapprove, on an advisory basis, the Merger-related compensation of the Company’s named executive officers and the filing with the SEC of the Schedule 14D-9, any proxy statement to be distributed to the Company’s stockholders in connection with the Transactions (the “Proxy Statement”), any information statement required in connection with the Offer under Rule 14f-1 under the Exchange Act (the “Information Statement”) and such reports under the Exchange

Act as may be required in connection with this Agreement and the Transactions), the DGCL, the HSR Act and any filing, notification or approval in any foreign jurisdiction required by Antitrust Laws and the rules and regulations of NASDAQ, the Company is not required to give notice to, make any filing with, or obtain any Consent from any Person at any time prior to the Closing in connection with the execution and delivery of this Agreement, or the consummation by the Company of the Merger, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

3.24                        Opinion of Financial Advisors.  The Company’s Board of Directors has received separate opinions of each of Citigroup Global Markets Inc. and Centerview Partners LLC, financial advisors to the Company, to the effect that, as of the date of such opinion, and based on and subject to the assumptions, qualifications and limitations set forth therein, the consideration to be received in the Offer and the Merger, taken together, is fair, from a financial point of view, to the holders of Company Common Stock (other than Parent, Purchaser and their respective affiliates).  The Company will make available to Parent solely for informational purposes a signed copy of each such opinion as soon as possible following the date of this Agreement.

3.25                        Brokers and Other Advisors.  Except for Citigroup Global Markets Inc. and Centerview Partners LLC, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company.

SECTION 4.                         REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser represent and warrant to the Company as follows:

4.1                               Due Organization.  Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its obligations under all Contracts by which it is bound, except where any such failure would not reasonably be expected to have a Parent Material Adverse Effect.  Parent has either delivered or made available to Company or Company’s Representatives accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of Parent and Purchaser, including all amendments thereto.

4.2                               Purchaser.  Purchaser was formed solely for the purpose of engaging in the Transactions and activities incidental thereto and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and those incident to its formation.  Either Parent or a wholly owned subsidiary of Parent owns beneficially and of record all of the outstanding capital stock of Purchaser.

4.3                               Authority; Binding Nature of Agreement.  Parent and Purchaser have the corporate power and authority to execute and deliver and perform their obligations under this Agreement and the CVR Agreement; and the execution, delivery and performance by Parent and Purchaser of this Agreement and the CVR Agreement have been duly authorized by all necessary action on the part of Parent and Purchaser and their respective boards of directors.  This Agreement and the CVR Agreement constitutes the legal, valid and binding obligation of Parent and Purchaser, and assuming due authorization, execution and delivery by the Company, is enforceable against them in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.4                               Non-Contravention; Consents.  Assuming compliance with the applicable provisions of the HSR Act, if applicable, and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, the execution and delivery of this Agreement and the CVR Agreement by Parent and Purchaser, and the consummation of the Transactions, will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws or other organizational documents of Parent or Purchaser; (b) cause a violation by Parent or Purchaser of any Legal Requirement or order applicable to Parent or Purchaser, or to which they are subject; or (c) conflict with, result in a breach of, or constitute a default or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Parent or Purchaser is entitled under any provision of any Contract, except, in the case of clauses “(b)” and “(c)”, for such conflicts, violations, breaches or defaults as would not reasonably be expected to have a Parent Material Adverse Effect.  Except as may be required by the Exchange Act (including the filing with the SEC of the Offer Documents), state takeover laws, the DGCL, or the HSR Act and any filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, neither Parent nor Purchaser, nor any of Parent’s other Affiliates, is required to make any filing with or give any notice to, or to obtain any Consent from, any Person at or prior to the Closing in connection with the execution and delivery of this Agreement or the CVR Agreement by Parent or Purchaser or the consummation by Parent or Purchaser of the Offer, the Merger or the other Transactions, other than such filings, notifications, approvals, notices or Consents that, if not obtained, made or given, would not reasonably be expected to have a Parent Material Adverse Effect.  No vote of Parent’s stockholders is necessary to approve this Agreement the CVR Agreement or any of the Transactions.

4.5                               Disclosure.  None of the Offer Documents will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the information with respect to Parent or Purchaser supplied or to be supplied by or on behalf of Parent or Purchaser or any of its Subsidiaries, specifically for inclusion or incorporation by reference (a) in the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading,  (b) the Proxy Statement will, at the time the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Special Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  None of the information with respect to Parent or Purchaser to be supplied by or on behalf of Parent or Purchaser specifically for inclusion in the Proxy Statement will, at the time the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Special Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. For clarity, the representations and warranties in this Section 4.5 will not apply to statements or omissions included or incorporated by reference in the Offer Documents or the Schedule 14D-9 based upon information supplied to Parent by the Company or any of its Representatives specifically for inclusion therein.

4.6                               Absence of Litigation.  There is no Legal Proceeding pending and served or, to the knowledge of Parent, pending and not served or overtly threatened against Parent or Purchaser, except as would not and would not reasonably be expected to materially and adversely affect Parent’s or Purchaser’s ability to consummate the Transactions.  To the knowledge of Parent or Purchaser, as of the date of this Agreement, neither Parent nor Purchaser is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Body, except as would not and would not reasonably be expected to materially and adversely affect Parent’s or Purchaser’s ability to consummate the Transactions.

4.7                               Funds.  Parent has and on the Closing Date will have available cash resources in an amount sufficient to consummate the Transactions.

4.8                               Ownership of Company Common Stock.  Neither Parent nor any of Parent’s Affiliates directly or indirectly owns, and at all times for the past three (3) years, neither Parent nor any of Parent’s controlled Affiliates has owned, beneficially or otherwise, any shares of the Company’s capital stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of the Company’s capital stock.  Neither Parent nor any of Parent’s Affiliates, including Purchaser, has enacted or will enact a plan that complies with Rule 10b5-1 under the Exchange Act covering the purchase of any of the shares of the Company’s capital stock.

4.9                               Acknowledgement by Parent and Purchaser.

(a)                                 Neither Parent nor Purchaser is relying and neither Parent nor Purchaser has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 3, including the Company Disclosure Schedule.  Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions and each of Parent and Purchaser understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company.

(b)                                 In connection with the due diligence investigation of the Company by Parent and Purchaser and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, Parent and Purchaser and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof from the Company and its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its businesses and operations.  Parent and Purchaser hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent and Purchaser will have no claim against the Company, or any of their respective Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, or any other person with respect thereto unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement.  Accordingly, Parent and Purchaser hereby acknowledge and agree that neither the Company nor any of its respective Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, nor any other person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement.

(c)                                  Notwithstanding anything to the contrary in clause (a) or (b) above, neither Parent nor Purchaser are waiving any claim for fraud or any element of any claim for fraud.

4.10                        Brokers and Other Advisors.  Except for Barclays Capital Inc., no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for Persons, if any, whose fees and expenses will be paid by Parent.

SECTION 5.                         CERTAIN COVENANTS OF THE COMPANY

5.1                               Access and Investigation.  During the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 8.1 (the “Pre-Closing Period”), upon reasonable advance notice to the Company, the Company shall, and shall cause the respective Representatives of the Company to: (a) provide Parent and Parent’s Representatives with reasonable access during normal business hours of the Company to the Company’s Representatives, personnel, and assets and to all existing books, records, Tax Returns, files related to Intellectual Property Rights, work papers and other documents and information relating to the Company; and (b) promptly provide Parent and Parent’s Representatives with all reasonably requested information regarding the business of the Company, including copies of the existing books, records, Tax Returns, files related to Intellectual Property Rights, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request; provided, however, that any such access shall be conducted at Parent’s expense, at a reasonable time, under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company.  Nothing herein shall require the Company to disclose any information to Parent if such disclosure would, in its reasonable discretion and after notice to Parent) (i) jeopardize any attorney-client or other legal privilege (so long as the Company has reasonably cooperated with Parent to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto), or (ii) contravene any applicable Legal Requirement; provided, however, that information shall be disclosed subject to execution of a joint defense agreement in customary form, to external counsel for Parent to the extent reasonably required for the purpose of complying with applicable Antitrust Laws.  With respect to the information disclosed pursuant to this Section 5.1, Parent shall comply with, and shall instruct Parent’s Representatives to comply with, all of its obligations under the Confidentiality Agreement dated July 24, 2012, as amended, between the Company and Parent (the “Confidentiality Agreement”).

5.2                               Operation of the Company’s Business.

(a)                                 During the Pre-Closing Period: (i) except (x) as required under this Agreement or as required by applicable Legal Requirements, (y) with the written consent of Parent, or (z) as set forth in Part 5.2 of the Company Disclosure Schedule, the Company will conduct its business and operations in all material respects in the ordinary course of business consistent with past practice; and (ii) the Company shall promptly notify Parent of (A) any knowledge of any notice from any Person alleging that the Consent of such Person is or may be required in connection with any of the Transactions, and (B) any Legal Proceeding commenced, or, to its knowledge threatened, relating to or involving the Company that relates to the consummation of the Transactions.  The Company shall use commercially reasonable efforts to preserve intact the material components of its current business organization, including keeping available the services of current officers and key employees, and use commercially reasonable efforts to maintain its relations and good will with all material suppliers, material customers,

Governmental Bodies and other material business relations; provided, however, that except as set forth in Section 6.4, the Company shall be under no obligation to put in place any new retention programs or include additional personnel in existing retention programs.

(b)                                 During the Pre-Closing Period, except (x) as required under this Agreement or as required by applicable Legal Requirements, (y) with the written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), or (z) as set forth in Part 5.2 of the Company Disclosure Schedule, the Company shall not:

(i)                                    (1) establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Company Common Stock), or (2) repurchase, redeem or otherwise reacquire any of its shares of capital stock (including any Company Common Stock), or any rights, warrants or options to acquire any shares of its capital stock, other than: (A) repurchases of shares of Company Common Stock outstanding as of the date hereof pursuant to the Company’s right (under written commitments in effect as of the date hereof) to purchase shares of Company Common Stock held by a Company Associate only upon termination of such associate’s employment or engagement by the Company; (B) repurchases of Company Warrants or Company Options (or shares of capital stock issued upon the exercise or vesting thereof) outstanding on the date hereof (in cancellation thereof) pursuant to the terms of any such Company Warrant or Company Option (in effect as of the date hereof) between the Company and an employee, consultant or member of the Board of Directors of the Company only upon termination of such Person’s employment or engagement by the Company; or (C) in connection with withholding to satisfy the Tax obligations with respect to Company Options or Company Warrants;

(ii)                                split, combine, subdivide or reclassify any shares of its capital stock (including the Company Common Stock) or other equity interests;

(iii)                            sell, issue, grant, deliver, pledge, transfer, encumber or authorize the issuance, sale, delivery, pledge, transfer, encumbrance or grant of (A) any capital stock, equity interest or other security, (B) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security, or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security (except that the Company may issue shares of the Company Common Stock as required to be issued upon the exercise of Company Options or Company Warrants outstanding as of the date of this Agreement or pursuant to the ESPP);

(iv)                             except as contemplated by Section 6.3, establish, adopt, terminate or amend any Employee Plan (or any plan, program, arrangement, practice or agreement that would be a Employee Plan if it were in existence on the date hereof), or amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Employee Plans (or any plan, program, arrangement, practice or agreement that would be a Employee Plan if it were in existence on the date hereof) or grant any employee or director any increase in compensation, bonuses or other benefits (except that the Company: (A) may provide increases in salary, wages or benefits to non-executive officer employees in the ordinary course of business consistent with past practice; (B) may amend any Employee Plans to the extent required by applicable Legal Requirements; (C) may make usual and customary annual or quarterly bonus payments, commission payments and profit sharing payments in the ordinary course of business consistent with past practice in accordance with the bonus, commission and profit sharing plans existing on the date of this Agreement and disclosed on Part 5.2(iv) of the Company Disclosure Schedule; and (D) enter into agreements with consultants in the ordinary course of business consistent with past practices);

(v)                                 make any contribution to the Company’s 401(k) plan other than as required under the terms of such plan as in effect on the date of this Agreement, or make any required contribution to the Company’s 401(k) plan in Shares;

(vi)                             except as contemplated by Section 6.3, (A) enter into or amend (x) any change-in-control or similar agreement with any executive officer, employee, director or independent contractor, (B) enter into or amend (aa) any employment, severance or other material agreement with any executive officer or director or (bb) any employment, severance or other material agreement with any non-executive officer employee with an annual base salary greater than $200,000 or any consulting agreement with an independent contractors with an annual compensation greater than $200,000 or (C) hire any employee with an annual base salary in excess of $200,000;

(vii)                         amend or permit the adoption of any amendment to its Certificate of Incorporation or bylaws or other charter or organizational documents;

(viii)                     form any Subsidiary, acquire any equity interest in any other Entity or enter into any joint venture, partnership, limited liability corporation or similar arrangement;

(ix)                             make or authorize any capital expenditure (except that the Company may make any capital expenditure that: (A) is provided for in the Company’s capital expense budget either delivered or made available to Parent or Parent’s Representatives prior to the date of this Agreement, which expenditures shall be in accordance with the categories set forth in such budget; or (B) when added to all other capital expenditures made on behalf of the Company since the date of this Agreement but not provided for in the Company’s capital expense budget either delivered or made available to Parent or Parent’s Representatives prior to the date of this Agreement, does not exceed $200,000 individually and $500,000 in the aggregate);

(x)                                 acquire, lease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, relinquish or permit to lapse (other than any patent expiring at the end of its statutory term), transfer, assign guarantee, exchange or swap, mortgage or otherwise encumber (including pursuant to a sale-leaseback transaction or securitization) or subject to any material Encumbrance (other than Permitted Encumbrances) any material right or other material asset or property (except, in the case of any of the foregoing (A) in the ordinary course of business consistent with past practice (including entering into clinical trial agreements and material transfer agreements in the ordinary course of business consistent with past practice), (B) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Company and (C) as provided for in the Company’s capital expense budget delivered or made available to Parent or Parent’s Representatives prior to the date of this Agreement or when added to all other capital expenditures made on behalf of the Company since the date of this Agreement but not provided for in the Company’s capital expense budget either delivered or made available to Parent or Parent’s Representatives prior to the date of this Agreement, does not exceed $200,000 individually and $500,000 in the aggregate);

(xi)                             lend money or make capital contributions or advances to or make investments in, any Person, or incur or guarantee any Indebtedness (except for short-term borrowings, of not more than $250,000 in the aggregate, incurred in the ordinary course of business consistent with past practice, advances to employees and consultants for travel and other business related expenses in the ordinary course of business consistent with past practice and in compliance with the Company’s policies related thereto);

(xii)                         amend or modify in any material respect, waive any rights under, terminate, replace or release, settle or compromise any material claim, liability or obligation under any Material Contract or enter into any Contract which if entered into prior to the date hereof would have been a Material Contract, excluding any clinical trial agreements and material transfer agreements entered into in the ordinary course of business consistent with past practice;

(xiii)                     except as required by applicable Legal Requirement, (a) make any material change to any accounting method or accounting period used for Tax purposes (or request such a change); (b) make any material Tax election (other a Tax election that is consistent with a Tax election made in a previous period); (c) rescind or change any material Tax election; (d) file an amended Tax Return; (e) enter into a closing agreement with any Governmental Body regarding any Tax; (f) settle, compromise or consent to any Tax claim or assessment or surrender a right to a Tax refund; or (g) waive or extend the statute of limitations with respect to any Tax other than (1) pursuant to extensions of time to file a Tax Return obtained in the ordinary course of business or (2) pursuant to an extension granted in the ordinary course of business in connection with an audit of federal, state or local Taxes to prevent the assessment or collection of a Tax;

(xiv)                      commence any Legal Proceeding, except in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that the Company consults with Parent and considers the views and comments of Parent with respect to such Legal Proceedings prior to commencement thereof); or in connection with a breach of this Agreement or any other agreements contemplated hereby;

(xv)                          settle, release, waive or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim), other than (I) any Legal Proceeding relating to a breach of this Agreement or (II) pursuant to a settlement that does not relate to any of the Transactions and in the case of (II): (A)  that results solely in a monetary obligation involving only the payment of monies by the Company of not more than $250,000 in the aggregate; or (B) that results solely in a monetary obligation that is funded by an indemnity obligation to or, an insurance policy of, the Company and the payment of monies by the Company that together with any settlement made under subsection “(A)” are not more than $250,000 in the aggregate (not funded by an indemnity obligation or through insurance policies);

(xvi)                      enter into any collective bargaining agreement or other agreement with any labor organization;

(xvii)                  adopt or implement any stockholder rights plan or similar arrangement;

(xviii)              adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

(xix)                      (A) in the case of any material provisional patent application owned or licensed by the Company, allow such provisional patent application to expire during the Pre-Closing Period without filing at least a patent application under the Patent Cooperation Treaty (“PCT”) designating all countries, and (B) in the case of any material PCT patent application owned or licensed by the Company, allow such PCT patent application to expire during the Pre-Closing Period without minimally nationalizing the PCT patent application in the United States, Australia, Canada, Europe (designating all states) and Japan, and contacting Purchaser to discuss additional countries; or

(xx)                          authorize any of, or agree or commit to take, any of the actions described in clauses “(i)” through “(xix)” of this Section 5.2(b).

Notwithstanding the foregoing, nothing contained herein shall give to Parent or Purchaser, directly or indirectly, rights to control or direct the operations of the Company prior to the Offer Acceptance Time and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations.  Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its, if applicable, Subsidiaries’ respective operations.

5.3                               No Solicitation.

(a)                                 For the purposes of this Agreement, “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that contains provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement.

(b)                                 Except as permitted by this Section 5.3, during the Pre-Closing Period the Company shall not, and shall direct its Representatives not to (i) continue any solicitation, knowing encouragement, discussions, activities or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal or (ii) directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with or for the purpose of soliciting, knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal or (C) enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal.  The Company shall promptly deliver a written notice to each Person that entered into a confidentiality agreement in anticipation of potentially making an Acquisition Proposal to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, effective on the date hereof, and the notice shall also request such Person to promptly return or destroy all confidential information concerning the Company.

(c)                                  If at any time on or after the date of this Agreement and prior to the Offer Acceptance Time the Company or any of its Representatives receives an unsolicited bona fide written Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made or renewed on or after the date of this Agreement and did not result from any breach of this Section 5.3, (i) the Company and its Representatives may contact such Person or group of Persons solely to clarify the terms and conditions thereof and (ii) if the Company’s Board of Directors determines in good faith, after consultation with independent financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Offer, then the Company and its Representatives may (x) furnish, pursuant to (but only pursuant to) an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company to the Person or group of Persons who has made such Acquisition Proposal; provided that the Company shall concurrently provide to Parent any non-public information concerning the Company that is provided to any Person given such access which was not previously provided to Parent or its Representatives and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal.

(d)                                 The Company shall promptly (and in any event within 24 hours) notify Parent orally and in writing if any inquiries, proposals, offers or requests for non-public information with respect to an Acquisition Proposal are received by the Company or any of its Representatives and provide to Parent a summary of the material terms and conditions of any Acquisition Proposal and keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal (including the identity of the Persons who made the Acquisition Proposal) on a prompt basis (and in any event within 24 hours of such material development, discussion or negotiation) and upon the request of Parent shall reasonably inform Parent of the status of such Acquisition Proposal. The Company agrees that it will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing any information to Parent in accordance with this Section 5.3 or otherwise prohibit the Company from complying with its obligations under this Section 5.3. The Company further agrees that it will not provide information to any Person pursuant to any confidentiality agreement entered into prior to the date of this Agreement unless such Person agrees prior to receipt of such information to waive any provision that would prohibit the Company from providing any information to Parent in accordance with this Section 5.3 or otherwise prohibit the Company from complying with its obligations under this Section 5.3.

(e)                                  Nothing in this Section 5.3 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, provided that such disclosure does not constitute a Company Adverse Change Recommendation pursuant to Section 6.1(a) or (ii) making any disclosure to the stockholders of the Company that is required by applicable Legal Requirements.

(f)                                   The Company agrees that in the event any Representative of the Company takes any action which, if taken by the Company, would constitute a breach of this Section 5.3, the Company shall be deemed to be in breach of this Section 5.3.

SECTION 6.                         ADDITIONAL COVENANTS OF THE PARTIES

6.1                               Company Board Recommendation; Proxy Statement; Stockholder Approval.

(a)                                 The Company hereby consents to the Offer and represents that its Board of Directors, at a meeting duly called and held, has made the Company Board Recommendation.  Subject to Section 6.1(b), the Company hereby consents to the inclusion of a description of the Company Board Recommendation in the Offer Documents.  During the Pre-Closing Period, subject to Section 6.1(b), neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withdraw (or modify in a manner adverse to Parent or Purchaser), or publicly propose to withdraw (or modify in a manner adverse to Parent or Purchaser), the Company Board Recommendation or (B) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Company Adverse Change Recommendation”) or (ii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow the Company to execute or enter into any Contract with respect to any Acquisition

Proposal, or requiring, or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Transactions (other than an Acceptable Confidentiality Agreement).

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, at any time prior to Purchaser accepting, for the first time, for payment and paying for such number of Shares validly tendered and not properly withdrawn pursuant to the Offer as satisfies the Minimum Condition (the “Offer Acceptance Time”) the Company’s Board of Directors may make a Company Adverse Change Recommendation if:

(i)                                    if the Company has received a bona fide written Acquisition Proposal (which Acquisition Proposal did not arise out of a breach of Section 5.3) from any Person that has not been withdrawn and after consultation with outside legal counsel, the Company’s Board of Directors shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer, (x) the Company’s Board of Directors may make a Company Adverse Change Recommendation, or (y) the Company may terminate this Agreement pursuant to Section 8.1(f) to enter into a Specified Agreement with respect to such Superior Offer, if and only if: (A) the Company’s Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would reasonably constitute a breach of the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Legal Requirements; (B) the Company shall have given Parent prior written notice of its intention to consider making a Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 8.1(f) at least four (4) business days prior to making any such Company Adverse Change Recommendation or termination (a “Determination Notice”) (which notice shall not constitute a Company Adverse Change Recommendation); and (C) (1) the Company shall have provided to Parent the material terms and conditions of the Acquisition Proposal in accordance with Section 8.1(f), (2) the Company shall have given Parent the four (4) business days after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Offer, and shall have negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of such negotiations and giving effect to the proposals made by Parent, if any, after consultation with outside legal counsel, the Company’s Board of Directors shall have determined, in good faith, that such Acquisition Proposal remains a Superior Offer and that the failure to make the Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 8.1(f) would reasonably constitute a breach of fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Legal Requirements.  Issuance of any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) shall not be considered a Company Adverse Change Recommendation and shall not require the giving of a Determination Notice or compliance with the procedures set forth in this Section 6.1.  For the avoidance of doubt, the provisions of this Section 6.2(b)(i) shall also apply to any material amendment to any Acquisition Proposal and require a new Determination Notice, except that the references to four (4) business days shall be deemed to be two (2) business days; and

(ii)                                other than in connection with an Acquisition Proposal, the Company’s Board of Directors may make a Company Adverse Change Recommendation in response to a Change in Circumstance, if and only if: (A) the Company’s Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would reasonably constitute a breach of the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Legal Requirements; (B) the Company shall have given Parent a Determination Notice at least four (4) business days prior to making any such Company Adverse Change Recommendation; and (C) (1) the Company shall have specified the Change in Circumstance in reasonable detail, (2) the Company shall have given Parent the four (4) business days after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that such Change in Circumstance would no longer necessitate a Company Adverse Change Recommendation, and shall have negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of such negotiations and giving effect to the proposals made by Parent, if any, after consultation with outside legal counsel, the Company’s Board of Directors shall have determined, in good faith, that the failure to make the Company Adverse Change Recommendation in response to such Change in Circumstance would reasonably continue to constitute a breach of fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Legal Requirements.  For the avoidance of doubt, the provisions of this Section 6.1(b)(ii) shall also apply to any material change to the facts and circumstances relating to such Change in Circumstance and require a new Determination Notice, except that the references to four (4) business days shall be deemed to be two (2) business days.

(c)                                  If, following the Tender Completion Time, the adoption of this Agreement by the holders of the Shares is required under the DGCL in order to consummate the Merger, the Company shall take all actions in accordance with applicable Legal Requirements, the Company’s certificate of incorporation and bylaws and the rules of NASDAQ to promptly and duly call, give notice of, convene and hold as promptly as practicable, a special meeting of its stockholders to consider the adoption of this Agreement (the “Special Meeting”). For purposes of this Agreement, the term “Tender Completion Time” means the latest to occur of (x) the Offer Acceptance Time and (y) if a subsequent offering period is commenced by Purchaser, the expiration of such subsequent offering period.

(d)                                 If the adoption of this Agreement by the holders of the Shares is required under the DGCL in order to consummate the Merger as contemplated by Section 6.1(c), the Company shall, as soon as practicable following the Offer Acceptance Time, prepare and file with the SEC the Proxy Statement in preliminary form. Parent and Purchaser will be given a reasonable opportunity to review and comment on the Proxy Statement prior to its filing with the SEC. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent and its counsel with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement.  Parent and Purchaser will be given a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement and any communications, prior to making such filings or communications with the SEC. The Company, Parent and Purchaser shall use commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. If at any time prior to receipt of the adoption of this Agreement by the Required Company Stockholder Vote there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement to the extent required by applicable Legal Requirements.  The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.  The Company shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the holders of the Shares as promptly as practicable after the Proxy Clearance Date.  Parent agrees to cause all Shares owned by Parent or any subsidiary of Parent to be voted in favor of the adoption of this Agreement at the Special Meeting.

6.2                               Filings, Consents and Approvals.

(a)                                 The Parties agree to use their reasonable best efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under the Antitrust Laws, that may be asserted by any Governmental Body or other person, so as to enable the Closing to occur expeditiously, but in no case later than the End Date, including providing as promptly as reasonably practicable all information required by any Governmental Body pursuant to its evaluation of the Transactions under the HSR Act (or other applicable Antitrust Laws). Notwithstanding anything to the contrary, neither this Section 6.2 nor the “reasonable best efforts” standard shall require or obligate Parent or any of its Affiliates to (and in no event shall any representation, warranty or covenant of Parent or Purchaser contained in this Agreement be breached or deemed as a result of the failure of Parent to), or permit the Company or any of its Affiliates to (and in no event shall any representation, warranty or covenant of the Company contained in this Agreement be breached or deemed as a result of the failure of the Company to), (a) sell, license, divest or dispose of or hold separate (through the establishment of a trust or otherwise), before or after the Offer Acceptance Time or the Effective Time, any entities, assets, Intellectual Property Rights or businesses of Parent, the Company or the Surviving Company (or any of their respective Subsidiaries or other Affiliates) or (b) agree to any restriction on its conduct.  The Parties shall defend through litigation on the merits any claim asserted in court by any party under Antitrust Laws in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that could restrain, delay, or prevent the Closing by the End Date.

(b)                                 Subject to the terms and conditions of this Agreement, each of the Parties hereto shall (and shall cause their respective Affiliates, if applicable, to): (i) promptly, but in no event later than ten (10) business days after the date hereof, (i) make an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the Transactions; (ii) promptly, but in no event later than ten (10) business days after the date hereof, make all other filings, notifications or other consents as may be required to be made or obtained by such Party under foreign Antitrust Laws in those jurisdictions identified in Schedule 6.2(b), which contains the list of the only jurisdictions where clearance is a condition to Closing; and (iii) cooperate with each other in determining whether, and promptly preparing and making, any other filings, notifications or other consents are required to be made with, or obtained from, any other Governmental Bodies in connection with the Transactions.

(c)                                  Without limiting the generality of anything contained in this Section 6.2, during the Pre-Closing Period, each Party hereto shall (i) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding brought by a Governmental Body or brought by a third party before any Governmental Body, in each case, with respect to the Transactions, (ii) keep the other Parties reasonably informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, (iii) promptly inform the other Parties of any communication to or from the FTC, DOJ or any other Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, (iv) promptly furnish to the other Party, subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, with copies of documents provided to or received from any Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding (other than “4(c) documents” as that term is used in the rules and regulations under the HSR Act), (v) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, and to the extent reasonably practicable, consult and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding, and (vi) except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any such request, inquiry, investigation, action or Legal Proceeding in respect of the Transactions, permit authorized Representatives of the other Party to be present at each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in connection with any argument, opinion or proposal made or submitted to any Governmental Body in connection with such request, inquiry, investigation, action or Legal Proceeding.

6.3                               Company Options; ESPP; Warrants.

(a)                                 Prior to the Offer Acceptance Time, the Company shall take all actions (including obtaining any necessary determinations and/or resolutions of the Board of Directors of the Company or a committee thereof) that may be necessary (under the Company Equity Plans and award agreements pursuant to which Company Options are outstanding or otherwise) to (i) immediately prior to the Offer Acceptance Time, accelerate the vesting and exercisability of each unexpired and unexercised Company Option then outstanding and then held by a Person whose service relationship with the Company had not terminated more than three months prior to the Offer Acceptance Time (or one year prior to the Offer Acceptance Time, with respect to the 2010 Director’s Plan) so that each such Company Option shall be fully vested and exercisable prior to the Offer Acceptance Time, (ii) terminate each Company Equity Plan (except as otherwise agreed by Parent) and (iii) cause, as of the Offer Acceptance Time, each unexpired and unexercised Company Option then outstanding as of immediately prior to the Offer Acceptance Time, whether vested or unvested (and each plan, if any, under which any Company Option may be granted except, with respect to any such plan, as otherwise agreed by Parent) to be cancelled, terminated and extinguished, subject, if applicable, to payment pursuant to Section 2.8 (or, with respect to Non-Employee Optionees, Section 2.6).

(b)                                 Prior to the Offer Acceptance Time, the Company shall take all actions necessary or required under the ESPP and Legal Requirements to (i) ensure that, except for the six month purchase period under the ESPP that commenced on May 21, 2013, no purchase period or offering period shall be authorized or commenced on or after the date of this Agreement, (ii) ensure that, for the offering period commenced on May 21, 2013, no employee who is not a participant in the ESPP as of the date hereof may become a participant after the date hereof and (iii) if the Closing shall occur prior to the end of the offering period in existence under the ESPP on the date of this Agreement, cause the rights of participants in the ESPP with respect to any such offering period then underway under the ESPP to be determined by treating the last business day prior to the Offer Acceptance Time as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP.  The Company shall terminate the ESPP in its entirety effective as of the Offer Acceptance Time.  Prior to the Offer Acceptance Time, the Company shall take all actions (including, if appropriate, amending the terms of the ESPP) that are necessary to give effect to the transactions contemplated by this Section 6.3(b).

(c)                                  Following the Effective Time, Parent shall cause the Surviving Corporation to assume all outstanding Company Warrants set forth on Schedule 6.3(c) and take all actions necessary and required to comply with the terms of such Company Warrants.

6.4                               Employee Benefits.  For a period of one year following the Effective Time, Parent shall provide, or cause to be provided, to those employees of the Company who are employed by the Company as of immediately prior to the Effective Time and who continue to be actively employed by the Surviving Corporation (or any Affiliate thereof) during such one year period (the “Continuing Employees”) base salary and base wages, short-term cash incentive compensation opportunities and benefits (including severance benefits) (excluding equity based compensation) that are substantially comparable in the aggregate to such base salary and base wages, short-term cash incentive compensation opportunities and benefits (including severance benefits) (excluding equity based compensation) provided to such Continuing Employees immediately prior to the execution of this Agreement.  The Company shall use its commercially reasonable efforts to implement a severance plan, including approving such arrangements in accordance with Section 6.12, that is reasonably acceptable to Parent comprising cash payments with a value of not more than $6,000,000.  Without limiting the foregoing:

(a)                                 Parent agrees that all Continuing Employees shall be eligible to continue to participate in the Surviving Corporation’s health and welfare benefit plans (to the same extent such Continuing Employees were eligible to participate under the Company’s health and welfare benefit plans immediately prior to the Effective Time); provided, however, that (i) nothing in this Section 6.4 or elsewhere in this Agreement shall limit the right of Parent or the Surviving Corporation to amend or terminate any such health or welfare benefit plan at any time and (ii) if Parent or the Surviving Corporation terminates any such health or welfare benefit plan, then (upon expiration of any appropriate transition period), the Continuing Employees shall be eligible to participate in the Surviving Corporation’s health and welfare benefit plans to the extent that coverage under such plans is replacing comparable coverage under an Employee Plan in which such Continuing Employee participated immediately before the Effective Time.  To the extent that service is relevant for eligibility or vesting under any health or welfare benefit plan of Parent and/or the Surviving Corporation, then Parent shall use its commercially reasonable efforts to ensure that such health or welfare benefit plan shall, for purposes of eligibility and vesting, but not for purposes of benefit accrual, credit Continuing Employees for service prior to the Effective Time with the Company to the same extent that such service was recognized prior to the Effective Time under the corresponding health or welfare benefit plan of the Company.  In addition, the Parent and/or the Surviving Corporation shall credit each Continuing Employee with paid time off equal to the accrued paid time off such Continuing Employee had accrued with the Company that was unused as of the Effective Time.  For purposes of determining the amount of paid time off only, to the extent that service is relevant for benefit levels, Parent shall use its commercially reasonable efforts to ensure that any employee plan of Parent and/or the Surviving Corporation shall, for purposes of benefit levels, credit Continuing Employees for service prior to the Effective Time with the Company to the same extent that such service was recognized prior to the Effective Time under the corresponding Employee Plan of the Company. Nothing in this Section 6.4 or elsewhere in this Agreement shall be construed to create a right in any Person to employment with Parent, the Surviving Corporation or any other Affiliate of the Surviving Corporation or to any compensation or benefits and the employment of each Continuing Employee shall be “at will” employment.

(b)                                 The provisions of this Section 6.4 are solely for the benefit of the Parties to this Agreement, and no provision of this Section 6.4 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of the Agreement or have the right to enforce the provisions hereof.

6.5                               Indemnification of Officers and Directors.

(a)                                 All rights to indemnification by the Company existing in favor of those Persons who are directors and officers of the Company as of the date of this Agreement (the “Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time, as provided in the Certificate of Incorporation and bylaws of the Company (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company and said Indemnified Persons (as set forth on Part 6.5(a) of the Company Disclosure Schedule and in effect as of the date of this Agreement) in the forms made available by the Company to Parent or Parent’s Representatives prior to the date of this Agreement, shall survive the Merger and shall be observed by the Surviving Corporation (and Parent shall cause the Surviving Corporation to observe) to the fullest extent available under Delaware law for a period of six years from the Effective Time, and any claim made requesting indemnification pursuant to such indemnification rights within such six-year period shall continue to be subject to this Section 6.5(a) and the indemnification rights provided under this Section 6.5(a) until disposition of such claim.

(b)                                 From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall maintain in effect, the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement (an accurate and complete copy of which has been made available by the Company to Parent or Parent’s Representatives prior to the date of this Agreement) for the benefit of the Indemnified Persons who are currently covered by such existing policy with respect to their acts and omissions occurring prior to the Effective Time in their capacities as directors and officers of the Company (as applicable), on terms with respect to coverage, deductibles and amounts no less favorable than the existing policy (or at or prior to the Effective Time Parent or the Company may (through a nationally recognized insurance broker approved by Parent (such approval not to be unreasonably withheld, delayed or conditioned)) purchase a six-year “tail” policy for the existing policy effective as of the Effective Time) and if such “tail policy” has been obtained, it shall be deemed to satisfy all obligations to obtain and/or maintain insurance pursuant to this Section 6.5(b); provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 250% of the annual premium currently payable by the Company with respect to such current policy, it being understood that if the annual premiums payable for such insurance coverage exceeds such amount, Parent shall be obligated to cause the Surviving Corporation to obtain a policy with the greatest coverage available for a cost equal to such amount.

(c)                                  In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of Parent or the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 6.5.

(d)                                 The provisions of this Section 6.5 shall survive the acceptance of Shares for payment pursuant to the Offer and the consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each of the Indemnified Persons and their successors, assigns and heirs.  Unless required by applicable Legal Requirement, this Section 6.5 may not be amended, altered or repealed after the Offer Acceptance Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Person.

6.6                               Securityholder Litigation.  The Company shall give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with any litigation against the Company and/or its directors relating to the Transactions, and the right to consult on any settlement with respect to such litigation, and the Company will in good faith take such comments into account, and, no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).  The Company shall promptly notify Parent of any such litigation and shall keep Parent reasonably and promptly informed with respect to the status thereof.

6.7                               Additional Agreements.  Subject to the terms and conditions of this Agreement, including Section 6.2(a), Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Offer and the Merger and make effective the other Transactions. Without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement, each Party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such Party in connection with the Offer and the Merger and the other Transactions, (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained pursuant to any applicable Legal Requirement or Material Contract by such Party in connection with the Transactions, and (iii) shall use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Offer or the Merger brought by any third Person against such Party.  The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

6.8                               Disclosure.  The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent and thereafter Parent and the Company shall consult with each other before issuing any further press release(s) or otherwise making any public statement or making any announcement to Company Associates (to the extent not previously issued or made in accordance with this Agreement) with respect to the Offer, the Merger, this Agreement or any of the other Transactions and shall not issue any such press release, public statement or announcement to Company Associates without the other Party’s written consent.  Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Documents, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other Party), (b) a Party may, without the prior consent of the other Party hereto but subject to giving advance notice to the other Party, issue any such press release or make any such public announcement or statement as may be required by Legal Requirement; and (c) the Company need not consult with Parent in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 5.3(e) or with respect to any Acquisition Proposal or Company Adverse Change Recommendation.

6.9                               Takeover Laws; Advice of Changes.

(a)                                 If any Takeover Law may become, or may purport to be, applicable to the Transactions, each of Parent and the Company and the members of their respective Boards of

Directors shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.

(b)                                 The Company will give prompt notice to Parent (and will subsequently keep Parent informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) has had or would reasonably be expected to result in any Material Adverse Effect with respect to it or (ii) is reasonably likely to result in any of the conditions set forth in Section 7 or Annex I not being able to be satisfied prior to the End Date.  Parent will give prompt notice to the Company (and will subsequently keep the Company informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) has had or would reasonably be expected to have a Parent Material Adverse Effect or (ii) is reasonably likely to result in any of the conditions set forth in Section 7 not being able to be satisfied prior to the End Date.

6.10                        Section 16 Matters.  The Company, and the Company’s Board of Directors, shall, to the extent necessary, take appropriate action, prior to or as of the Offer Acceptance Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of shares of Company Common Stock, Company Options and Company Warrants in the Transactions by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.11                        FIRPTA Certificate.  The Company shall deliver an affidavit stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h).

6.12                        Rule 14d-10 Matters.  Prior to the Offer Acceptance Time and to the extent permitted by applicable Legal Requirements, the Compensation Committee of the Company’s Board of Directors, at a meeting duly called and held, will approve, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, each agreement, arrangement or understanding between Purchaser, the Company or their respective Affiliates and any of the officers, directors or employees of the Company that are effective as of the date of this Agreement or are entered into after the date of this Agreement and prior to the Offer Acceptance Time pursuant to which compensation is paid to such officer, director or employee and will take all other action reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) (2) under the Exchange Act.

6.13                        Stock Exchange Delisting; Deregistration.  Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date (such period between the Closing Date and the date of which Shares are delisted, the “Delisting Period”). If the Surviving Corporation is reasonably likely to be required to file any reports pursuant to the Exchange Act during the Delisting Period, the Company will deliver to Parent at least five (5) business days prior to the Closing a substantially final draft of any such reports reasonably likely to be required to be filed during the Delisting Period (“Post-Closing SEC Reports”).

6.14                        401(k) Plan. Prior to the Offer Acceptance Time, the Company shall take all actions that may be necessary under the Company’s 401(k) plan to terminate the Company’s 401(k) plan prior to the Effective Time.

SECTION 7.                         CONDITIONS PRECEDENT TO THE MERGER

The obligations of the parties to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

7.1                               No Restraints.  There shall not have been issued by any court of competent jurisdiction or remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger, nor shall any action have been taken, or any Legal Requirement or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any Governmental Body which directly or indirectly prohibits, or makes illegal the consummation of the Merger; provided, however, that no Party shall be permitted to invoke this Section 7.1 unless it shall have taken all actions required under this Agreement to have any such order lifted.

7.2                               Stockholder Approval.  This Agreement shall have been adopted by the Required Company Stockholder Vote, if the adoption of this Agreement by the stockholders of the Company is required by applicable Legal Requirements.

7.3                               Consummation of Offer.  Purchaser (or Parent on Purchaser’s behalf) shall have accepted for payment and paid for all of the Shares validly tendered pursuant to the Offer and not withdrawn.

SECTION 8.                         TERMINATION

8.1                               Termination.  This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the Required Stockholder Vote, except as otherwise expressly noted):

(a)                                 by mutual written consent of Parent and the Company at any time prior to the Offer Acceptance Time;

(b)                                 by either Parent or the Company if the Offer shall have expired without the acceptance for payment of Shares pursuant to the Offer; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure of the acceptance for payment of Shares pursuant to the Offer is attributable to a failure on the part of such Party to perform in all material respects any covenant or obligation in this Agreement required to be performed by such Party at or prior to the acceptance for payment of Shares pursuant to the Offer and such Party has not cured such failure within ten (10) days after having received notice thereof;

(c)                                  by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a decree or ruling, or shall have taken any other action, having the effect of (i) permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger, (ii) making consummation of the Offer or the Merger illegal, (iii) restraining or prohibiting Parent’s or its Affiliates ownership or operation of the business of the Company, or of Parent or Affiliates, or to compel Parent or any of its Affiliates to dispose of or hold separate all or any portion of the business or assets of the Company or of Parent or its Affiliates or (iv) impose or confirming material limitations on the ability of Parent or any of its Affiliates effectively to exercise full rights of ownership of the Shares, which order, decree, ruling or other action shall be final and nonappealable; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the issuance of such final and nonappealable order, decree, ruling or other action is attributable to a failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party at or prior to the Effective Time;

(d)                                 by Parent at any time prior to the Offer Acceptance Time, if, whether or not permitted to do so: (i) the Company’s Board of Directors shall have failed to include the Company Board Recommendation in the Schedule 14D-9 when mailed or shall have effected a Company Adverse Change Recommendation; (ii) the Board of Directors of the Company shall have failed to publicly reaffirm its recommendation of this Agreement in the absence of a publicly announced Acquisition Proposal within ten (10) business days after Parent so requests in writing, or, if earlier, two (2) business days prior to the Expiration Date, provided that, unless an Acquisition Proposal shall have been publicly disclosed, Parent may only make such request once every thirty (30) days; or (iii) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act, the Company’s Board of Directors fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within ten (10) business days of the commencement of such tender offer or exchange offer, or, if earlier, two (2) business days prior to the Expiration Date, or (iv) there has been a material breach of Section 5.3;

(e)                                  by either Parent or the Company if the Offer Acceptance Time shall not have occurred on or prior to the close of business on the earlier to occur of (i) April 30, 2014 or (ii) sixty (60) days after Parent certifies substantial compliance with a second request for additional information from the FTC unless prior to the date set forth in (i) above, Parent initiates litigation against the FTC seeking legal clearance to consummate the Transactions (such date, the “End Date”), provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) if the failure of the Offer Acceptance Time to occur prior to the End Date is attributable to the failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party;

(f)                                   by the Company, at any time prior to the Offer Acceptance Time, in order to accept a Superior Offer and, substantially concurrent with such termination, to enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer (a “Specified Agreement”), if (i) the Company has complied in all material respects with the requirements of Section 5.3 and Section 6.1(b) and (ii) prior to such termination (or if the Specified Agreement is executed on a day that is not a business day, the preceding business day), the Company pays the Termination Fee due to Parent under Section 8.3(b);

(g)                                 by Parent at any time prior to the Offer Acceptance Time, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of the Company shall have occurred such that the condition set forth in clause “(b)” or “(c)” of Annex I would not be satisfied and cannot be cured by the Company, or if capable of being cured, shall not have been cured within forty-five (45) days of the date Parent gives the Company notice of such breach or failure to perform (which, with respect to the failure by the Company to timely file or mail the 14D-9, shall not have been cured within three (3) business days of the date Parent gives the Company notice of such breach or failure to perform); provided, however, that, Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if either Parent or Purchaser is then in material breach of any representations, warranties, covenants or obligation hereunder;

(h)                                 by the Company at any time prior to the Offer Acceptance Time, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of Parent or Purchaser shall have occurred, in each case if such breach or failure has had or would reasonably be expected to prevent Parent or Purchaser from consummating the Transactions and such breach of failure cannot be satisfied and cannot be cured by Parent or Purchaser, as applicable, or if capable of being cured, shall not have been cured within forty-five (45) days of the date the Company gives Parent notice of such breach or failure to perform; provided, however, that, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(h) if the Company is then in material breach of any representations, warranties, covenants or obligation hereunder; or

(i)                                    by the Company if Purchaser shall have failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within the period specified in

Section 1.1(a) or if Purchaser shall have failed to purchase all Shares validly tendered (and not validly withdrawn) as of the expiration of the Offer (as may be extended) and has not cured such failure within three (3) business days of the date on which the Company gives Parent notice of such failure.

8.2                               Effect of Termination.  In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be of no further force or effect and there shall be no liability on the part of Parent, Purchaser or the Company or their respective directors, officers and Affiliates following any such termination; provided, however, that (a) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, (b) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; and (c) subject to the limitations set forth in Section 8.3, the termination of this Agreement shall not relieve any Party from any liability or damages resulting from any willful and material breach of this Agreement prior to the date of termination. Nothing shall limit or prevent any Party from exercising any rights or remedies it may have under Section 9.5(b) in lieu of terminating this Agreement pursuant to Section 8.1.

8.3                               Expenses; Termination Fees.

(a)                                 Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Offer and Merger are consummated.

(b)                                 In the event that:

(i)                                    this Agreement is terminated by the Company pursuant to Section 8.1(f);

(ii)                                this Agreement is terminated by Parent pursuant to Section 8.1(d); or

(iii)                            (x) this Agreement is terminated pursuant to Section 8.1(b), Section 8.1(e), or Section 8.1(g), (y) any Person shall have publicly disclosed a bona fide Acquisition Proposal after the date hereof and prior to such termination (unless such Acquisition Proposal is irrevocably, in good faith and publicly withdrawn prior to such termination) and (z) within twelve (12) months of such termination the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal or consummated an Acquisition Proposal (provided that for purposes of this clause (z) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”); then, in any such event under clause “(i)”, “(ii)” or “(iii)” of this Section 8.3(b), the Company shall pay to Parent or its designee the Termination Fee by wire transfer of same day funds (x) in the case of Section 8.3(b)(ii), within two (2) business days after such termination, (y) prior to (or if the Specified

Agreement is executed on a day that is not a business day, the following business day) such termination if pursuant to Section 8.3(b)(i) or (z) in the case of Section 8.3(b)(iii), prior to the consummation of the Acquisition Proposal referred to in Section 8.3(b)(iii)(z) above; it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. As used herein, “Termination Fee” shall mean a cash amount equal to $23,300,000.  In the event that Parent or its designee shall receive full payment pursuant to this Section 8.3(b), the receipt of the Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Purchaser, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Purchaser, any of their respective Affiliates (collectively, “Parent Related Parties”) or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination; provided, however, that nothing in this Section 8.3(b) shall limit the rights of Parent or Purchaser under Section 9.5(b); provided, further, however, nothing in this Section 8.3(b) shall relieve the Company of liability for any willful and material breach of this Agreement.

(c)                                  Reserved

(d)                                 In the event that this Agreement (i) is terminated (A) by either Parent or the Company pursuant to Section 8.1(e) and either (1) the condition set forth in clause (e) of Annex I shall not have been satisfied, (2) the condition set forth in clause (g) of Annex I shall not have been satisfied as a result of any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction under any Antitrust Laws (including the HSR Act) in respect of this Agreement or the Transactions, (3) any Governmental Body shall have filed suit to seek an injunction against consummation of the Transactions on the grounds that they violate or may violate Antitrust Law, and such suit has not been dismissed, or (4) the condition set forth in clause (h) of Annex I shall not have been satisfied or (B) by either the Company or Parent pursuant to Section 8.1(c) as a result of any permanent injunction or other final, non-appealable order issued by any court of competent jurisdiction under any Antitrust Laws (including the HSR Act) in respect of this Agreement or the Transactions) and (ii) the Company has not materially breached any of its obligations under Section 6.2, then Parent shall pay the Company $38,800,000 (the “Parent Termination Fee”), by wire transfer of same day funds within two (2) business days after any such termination. In the event that the Company or its designee shall receive full payment pursuant to this Section 8.3(d), the receipt of the Parent Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company, any of its respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Company and any of its respective former, current or future officers, directors, partners, stockholders, optionholders, managers, members or Affiliates (collectively, “Company Related Parties”) or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination; provided, however, that nothing in this Section 8.3(d) shall limit the rights of the Company under Section 9.5(b); provided, further, however, nothing in this Section 8.3(d) shall relieve Parent and the Purchaser of liability for any willful and material breach of this Agreement.

(e)                                  The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if the Company or Parent fails to timely pay any amount due pursuant to this Section 8.3, and, in order to obtain the payment, Parent or the Company, as applicable, commences a Legal Proceeding which results in a judgment against the Company or Parent, as applicable, the Company shall pay Parent (in the case of an award against the Company with respect to the Termination Fee), or Parent shall pay the Company (in the case of an award against Parent with respect to the Parent Termination Fee), as applicable its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

(f)                                   In the event that the Parent Termination Fee becomes payable, Parent shall not be entitled to a Termination Fee pursuant to Section 8.3(b)(iii) with respect to a termination under Section 8.1(e).

SECTION 9.                         MISCELLANEOUS PROVISIONS

9.1                               Amendment.  Prior to the Effective Time, subject to Section 6.5(d) and subject to Section 1.4(c) in the case of the Company, this Agreement may be amended with the approval of the respective Boards of Directors of the Company and Parent at any time; provided that after the Offer Acceptance Time no amendment shall be made which decreases the Merger Consideration and, after the approval of this Agreement by the stockholders, no amendment shall be made which by applicable Legal Requirements requires further approval by such stockholders without obtaining such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2                               Waiver.  No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3                               No Survival of Representations and Warranties.  None of the representations and warranties contained in this Agreement, the Company Disclosure Schedule or in any certificate or schedule or other document delivered pursuant to this Agreement shall survive the Merger.

9.4                               Entire Agreement; Counterparts.  This Agreement and the other agreements, annexes and schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties, with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect; provided, further, that, if the Effective Time occurs, the Confidentiality Agreement shall automatically terminate and be of no further force and effect.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.  The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.5                               Applicable Legal Requirements; Jurisdiction; Specific Performance; Remedies.

(a)                                 This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  Subject to Section 9.5(c), in any action or proceeding arising out of or relating to this Agreement, its negotiation or any of the Transactions: (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, (it being agreed that the consents to jurisdiction and venue set forth in this Section 9.5(a) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties hereto); and (ii) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 9.8.  The Parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b)                                 The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties hereto do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.5(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (ii) the provisions set forth in Section 8.3 (A) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (B) shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific enforcement and (iii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. Each of the Parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.  The Parties hereto acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.5(b) shall not be required to provide any bond or other security in connection with any such order or injunction.

(c)                                  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.6                               Assignability.  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned without the prior written consent of the other Parties hereto, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect; provided, further, however, that Parent or Purchaser may assign this Agreement to any of their Affiliates (provided that such assignment shall not impede or delay the consummation of the Transactions or otherwise impede the rights of the stockholders of the Company under this Agreement); provided that no such assignment or pledge permitted pursuant to this Section 9.6 shall relieve Parent of its obligations hereunder.

9.7                               No Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; except for: (i) if the Offer Acceptance Time occurs (A) the right of each Company stockholder to receive the Offer Price at the Offer Acceptance Time or the Merger Consideration at the Effective Time, (B) the right of each holder of Company Options to receive the consideration due to it pursuant to Section 2.6 or 2.8, as applicable or (c) the right of each holder of Company Warrants set forth on Schedule 2.8(c) to receive the consideration due to it pursuant to Section 2.8, as applicable, (ii) if the Closing occurs, the right of each holder of Company Warrants to the treatment set forth in

Section 6.3; (iii) the provisions set forth in Section 6.5 of this Agreement and (iv) the rights of the Company Related Parties in Section 8.3(d) and the Parent Related Parties in Section 8.3(c).

9.8                               Notices.  Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two (2) business days after being sent by registered mail or by courier or express delivery service, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission when receipt is confirmed, or (d) if sent by email transmission after 6:00 p.m. recipient’s local time and receipt is confirmed, the business day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties hereto):

if to Parent or Purchaser (or following the Effective Time, the Company):

Cubist Pharmaceuticals, Inc.
Attn:	Michael Bonney, CEO
Thomas DesRosier, SVP, CLO and General Counsel
65 Hayden Avenue
Lexington, MA

Email:	mike.bonney@cubist.com
thomas.desrosier@cubist.com

with a copy to (which shall not constitute notice):

Ropes & Gray LLP
Attn:	Christopher Comeau
Paul Kinsella
Prudential Tower
800 Boylston Street
Boston, Massachusetts 02199
Email:	christopher.comeau@ropesgray.com
paul.kinsella@ropesgray.com

if to the Company (prior to the Effective Time):

Trius Therapeutics, Inc.
Attn:	Jeffrey Stein, CEO
Matthew Onaitis, General Counsel
6310 Nancy Ridge Drive
Suite 105
San Diego, CA 92121

Email:	jstein@triusrx.com
monaitis@triusrx.com
with a copy to (which shall not constitute notice):

Cooley LLP
Attn:	Barbara L. Borden
Charles J. Bair
4401 Eastgate Mall
San Diego, CA 92121
Email:	bborden@cooley.com
cbair@cooley.com

9.9                               Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.10                        Obligation of Parent.  Parent shall each ensure that each of its Subsidiaries duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities applicable to its Subsidiaries under this Agreement, and Parent, as applicable, shall be jointly and severally liable with its Subsidiaries for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

9.11                        Construction.

(a)                                 For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)                                 The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)                                  As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)                                 Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes or Schedules to this Agreement.

(e)                                  The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

TRIUS THERAPEUTICS, INC.

By:	/s/ Jeffrey Stein
Name:	Jeffrey Stein, Ph.D.
Title:	President, Chief Executive Officer

CUBIST PHARMACEUTICALS, INC.

By:	/s/ Michael W. Bonney
Name:	Michael W. Bonney
Title:	Chief Executive Officer

BRGO CORPORATION

By:	/s/ Michael W. Bonney
Name:	Michael W. Bonney
Title:	President

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

2006 Plan.  “2006 Plan” means the Company’s Amended and Restated 2006 Equity Incentive Plan.

2010 Director’s Plan.  “2010 Director’s Plan” means the Company’s Amended and Restated 2010 Non-Employee Directors’ Stock Option Plan.

2010 Plan.  “2010 Plan” means the Company’s 2010 Equity Incentive Plan.

Acceptable Confidentiality Agreement.  “Acceptable Confidentiality Agreement” is defined in Section 5.3(a) of the Agreement.

Acquisition Proposal.  “Acquisition Proposal” shall mean any proposal or offer from any Person (other than Parent and its Affiliates) or “group”, within the meaning of Section 23(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (A) acquisition or license of assets of the Company equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) issuance or acquisition of 20% or more of the outstanding Company Common Stock, (C) recapitalization, tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Company Common Stock or (D) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Company Common Stock, in each case other than the Transactions.

Affiliate.  “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

Agreement.  “Agreement” is defined in the preamble to the Agreement.

Anti-Corruption Laws.  “Anti-Corruption Laws” shall mean the United States Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, as amended, the UK Bribery Act of 2012, and the Anti-Bribery Laws of the People’s Republic of China or any

applicable Legal Requirements of similar effect, and the related regulations and published interpretations thereunder.

Antitrust Laws.  “Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable foreign anti-trust laws and all other applicable Legal Requirements issued by a Governmental Body that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

Balance Sheet.  “Balance Sheet” is defined in Section 3.6 of the Agreement.

Book-Entry Shares.  “Book-Entry Shares” shall mean non-certificated shares of Company Common Stock represented by book-entry.

business day.  “business day” shall mean a day except a Saturday, a Sunday or other day on which banks in the City of New York are authorized or required by Legal Requirements to be closed.

Certificates.  “Certificates” is defined in Section 2.6(b) of the Agreement.

Change in Circumstance.  “Change in Circumstance” shall mean any material event or development or material change in circumstances with respect to the Company that was (i) neither known to the Company’s Board of Directors nor reasonably foreseeable as of or prior to the date hereof nor actually known by the chief executive officer or chief financial officer of the Company nor reasonably foreseeable as of or prior to the date hereof and (ii) does not relate to (A) any Acquisition Proposal, (B) any events, changes or circumstances relating to Parent, Purchaser or any of their Affiliates, (C) clearance of the Merger under the Antitrust Laws or (D) the mere fact the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or changes after the date of this Agreement in the market price or trading volume of the Company Common Stock or the credit rating of the Company (however, the underlying reasons for such events may constitute such material event, development or change in circumstances).

Change of Control Payment.  “Change of Control Payment” is defined in Section 3.9(a)(vii) of the Agreement.

Closing.  “Closing” is defined in Section 2.3(a) of the Agreement.

Closing Amount. “Closing Amount” is defined in Recital A to the Agreement.

Closing Date.  “Closing Date” is defined in Section 2.3(a) of the Agreement.

Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

2

Company.  “Company” is defined in the preamble to the Agreement.

Company Adverse Change Recommendation.  “Company Adverse Change Recommendation” is defined in Section 6.1(a) of the Agreement.

Company Associate.  “Company Associate” shall mean each officer or other employee, or individual who is an independent contractor, consultant or director, of or to the Company.

Company Board Recommendation.  “Company Board Recommendation” is defined in Recital C of the Agreement.

Company Common Stock.  “Company Common Stock” shall mean the common stock, $0.0001 par value per share, of the Company.

Company Contract.  “Company Contract” shall mean any Contract to which the Company is a party.

Company Disclosure Documents.  “Company Disclosure Documents” is defined in Section 3.4(g) of the Agreement.

Company Disclosure Schedule.  “Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

Company Employee Agreement.  “Company Employee Agreement” shall mean each management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) the Company and (b) any current or former Company Associate, other than any such Contract that is terminable “at will” without any obligation on the part of the Company to make any severance, termination, change in control or similar payment or to provide any benefit.

Company Equity Award.  “Company Equity Award” shall mean any award of compensation (including deferred compensation) that is required under the terms of such existing award to be or may be paid or settled in Company Common Stock.

Company Equity Plans.  “Company Equity Plans” shall mean the 2006 Plan, the 2010 Plan and the 2010 Director’s Plan.

Company IP.  “Company IP” shall mean (a) all Intellectual Property Rights that are owned or purported to be owned by the Company, (b) all Intellectual Property Rights licensed by the Company and (c) all other Intellectual Property Rights that are used by the Company in the operation of the Company’s business as currently conducted.

3

Company Lease.  “Company Lease” shall mean any Company Contract pursuant to which the Company leases or subleases Leased Real Property from another Person.

Company Options.  “Company Options” shall mean all options to purchase shares of Company Common Stock (whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

Company Preferred Stock.  “Company Preferred Stock” shall mean the preferred stock, $0.0001 par value per share, of the Company.

Company Related Parties.  “Company Related Parties” is defined in Section 8.3(d) of the Agreement.

Company Returns.  “Company Returns” is defined in Section 3.15(a) of the Agreement.

Company SEC Documents.  “Company SEC Documents” is defined in Section 3.4(a) of the Agreement.

Company Warrants.  “Company Warrants” shall mean all warrants to purchase shares of Company Common Stock issued pursuant to (i) that certain warrant to purchase Company Common Stock between the Company and Forsythe Biotechnology Group, Inc. dated November 1, 2004 and (ii) those certain warrants to purchase Company Common Stock issued pursuant to the Securities Purchase Agreement dated May 24, 2011, by and between the Company and Purchasers listed therein.

Confidentiality Agreement.  “Confidentiality Agreement” is defined in Section 5.1 of the Agreement.

Consent.  “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Continuing Directors. “Continuing Directors” is defined in Section 1.4(b) of the Agreement.

Continuing Employees.  “Continuing Employees” is defined in Section 6.4 of the Agreement.

Contract.  “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, bond, debenture, note, option, warrant, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature (except, in each case, ordinary course of business purchase orders).

CVR. “CVR”  is defined in Recital A to the Agreement.

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CVR Agreement. “CVR Agreement” is defined in Recital A to the Agreement.

Delisting Period. “Delisting Period” is defined in Section 6.13 of the Agreement.

Determination Notice.  “Determination Notice” is defined in Section 6.1(b)(i) of the Agreement.

DGCL.  “DGCL” shall mean the Delaware General Corporation Law, as amended.

Dissenting Shares.  “Dissenting Shares” is defined in Section 2.7 of the Agreement.

DOJ.  “DOJ” shall mean the U.S. Department of Justice.

DOL.  “DOL” is defined in Section 3.16(c) of the Agreement.

Effective Time.  “Effective Time” is defined in Section 2.3(b) of the Agreement.

Employee Plan.  “Employee Plan” shall mean any (a) salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option, other equity-based award, severance pay, termination pay, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, profit-sharing, pension or retirement plan, policy, program, agreement or arrangement, and (b) employment, consulting, severance or similar agreement, and each other employee benefit plan, or arrangement, in each case that is (i) sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any current or former employee of the Company, (ii) with respect to which the Company has any liability or (iii) to which the Company is a party.

Encumbrance.  “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

End Date.  “End Date” is defined in Section 8.1(e) of the Agreement.

Entity.  “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environmental Law.  “Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health, worker health or the environment (including ambient air, surface water, ground water, land surface or subsurface

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strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

ERISA.  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

ESPP.  “ESPP” means the Company’s 2010 Employee Stock Purchase Plan.

Exchange Act.  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Expiration Date.  “Expiration Date” is defined in Section 1.1(c) of the Agreement.

Extension Deadline.  “Extension Deadline” is defined in Section 1.1(c) of the Agreement.

FDA.  “FDA” shall mean the United States Food and Drug Administration.

FDCA.  “FDCA” shall mean the Federal Food, Drug and Cosmetics Act, as amended, and all related rules, regulations and guidelines.

FTC.  “FTC” shall mean the U.S. Federal Trade Commission.

GAAP.  “GAAP” is defined in Section 3.4(b) of the Agreement.

Good Clinical Practices.  “Good Clinical Practices” shall mean FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials contained in 21 C.F.R. Parts 50, 54, 56, 312, 812, and 814.

Government Contract.  “Government Contract” shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor and to which the Company is a party, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

Governmental Authorization.  “Governmental Authorization” shall mean any:  (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body.  “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or

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quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court, arbitrator or other tribunal.

Hazardous Materials.  “Hazardous Materials” shall mean any waste, material, or substance that is listed, regulated or defined under any Environmental Law and includes any pollutant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos, mold, radioactive material, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste.

HIPPA. “HIPPA” is defined in Section 3.12(d).

HITECH. “HITECH” is defined in Section 3.12(d).

HSR Act.  “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

In-bound Licenses.  “In-bound Licenses” is defined in Section 3.8(e) of the Agreement.

Indebtedness.  “Indebtedness” shall mean (i) any indebtedness for borrowed money (including the issuance of any debt security) to any Person, including any capital leases, (ii) any obligations evidenced by notes, bonds, debentures or similar Contracts to any Person other than the Company, (iii) any obligations in respect of letters of credit and bankers’ acceptances (other than letters of credit used as security for leases), (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired or (v) any guaranty of any such obligations described in clauses “(i)” through “(iii)” of any Person other than the Company (other than, in any case, accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business).

Indemnified Persons.  “Indemnified Persons” is defined in Section 6.5(a) of the Agreement.

Independent Directors. “Independent Directors” is defined in Section 1.4(d) of the Agreement.

Information Statement.  “Information Statement” is defined in Section 3.23 of the Agreement.

Initial Expiration Date.  “Initial Expiration Date” is defined in Section 1.1(c) of the Agreement.

Intellectual Property Rights.  “Intellectual Property Rights” shall mean and includes all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, software, databases, and mask works, and

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all recordings, graphs, drawings, reports, analyses and other writings; (b)  trademarks, service marks, trade dress, logos, trade names and other source identifiers, domain names and URLs and similar rights and any goodwill associated therewith; (c) rights associated with trade secrets, technical data, designs, formulae, algorithms, procedures, creations, improvements, know how, inventions, invention disclosures, methods, processes, protocols, specifications, techniques and other forms of technology; (d) patents and industrial property rights; (e) other proprietary rights in intellectual property of every kind and nature; (f) rights of privacy and publicity; and (g) all registrations, renewals, extensions, combinations, statutory invention registrations, provisionals, continuations, continuations-in-part, provisionals, divisions, or reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(f)” above (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.

IRS.  “IRS” shall mean the Internal Revenue Service.

knowledge.  “knowledge” with respect to an Entity shall mean with respect to any matter in question the actual knowledge, after due inquiry, of such Entity’s executive officers.  With respect to matters involving Intellectual Property Rights, knowledge does not require that any of such Entity’s executive officers conduct or have conducted or obtain or have obtained any freedom-to-operate opinions or similar opinions of counsel or any Intellectual Property Rights clearance searches, and no knowledge of any third party Intellectual Property Rights that would have been revealed by such inquiries, opinions or searches will be imputed to such executive officers.

Leased Real Property.  “Leased Real Property” is defined in Section 3.7(b) of the Agreement.

Legal Proceeding.  “Legal Proceeding” shall mean any action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement.  “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of NASDAQ).

Material Adverse Effect.  An event, violation, inaccuracy, circumstance or other matter will be deemed to have a “Material Adverse Effect” on the Company if such event, violation, inaccuracy, circumstance or other matter (whether or not any such matter, considered together

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with all other matters, would constitute a breach of the representations, warranties, covenants or agreements of the Company set forth in the Agreement) had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets, financial condition or results of operations of the Company or (b) the ability of the Company to consummate the Transactions in a timely manner on the terms set forth herein; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there is, or would reasonably likely to be, a Material Adverse Effect on the Company for purposes of clause (a) above: (i) any change in the market price or trading volume of the Company’s stock; (ii) any event, violation, inaccuracy, circumstance or other matter directly resulting from the announcement or pendency of the Transactions (other than for purposes of any representation or warranty contained in Section 3.23 but subject to disclosures in Part 3.23 of the Company Disclosure Schedule); (iii) any event, occurrence, circumstance, change or effect in the industries in which the Company operates or in the economy generally or other general business, financial or market conditions, except to the extent that the Company is adversely affected disproportionately relative to the other participants in such industries or the economy generally, as applicable; (iv) any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to fluctuations in the value of any currency; (v) any event, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to any act of terrorism, war, national or international calamity or any other similar event, except to the extent that such event, circumstance, change or effect disproportionately affects the Company relative to other participants in the industries in which the Company operates or the economy generally, as applicable; (vi) any effect, circumstance or other matter resulting from, arising out of or relating to any conditions or events that occur in connection with the Company’s GyrB/ParE program, including any preclinical studies or the results of the studies or announcements thereof; (vii) any effect, circumstance or other matter resulting from, arising out of or relating to the failure of the FDA or any other Governmental Body or any panel or advisory body empowered or appointed by any Governmental Body to accept any NDA submitted by the Company solely based upon the Company’s initial filing, including any requests for additional information; (viii) any effect, circumstance or other matter resulting from, arising out of or relating to the FDA’s or any other Governmental Body’s inspection of the Company’s (or its contractor’s) manufacturing facility or facilities to assess compliance with the FDA’s current good manufacturing practice regulations, or cGMP, and related rules and regulations and analogous foreign rules and regulations, to assure that the facilities, methods and controls are adequate to preserve the Company’s drug tedizolid phosphate’s (TR-701)  identity, strength, quality and purity, including the issuance of any deficiencies or requests for additional information or submissions before the FDA or such other Governmental Body will consider approval of any NDA or analogous request for marketing approval for tedizolid phosphate submitted by the Company; and (ix) the failure of the Company to meet internal or analysts’ expectations or projections or the results of operations of the Company; (x) any adverse effect arising directly from or otherwise directly relating to any action taken by the Company at the written direction of Parent or any action specifically required to be taken by the Company, or the failure of the Company to take any action that the Company is specifically prohibited by the

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terms of this Agreement from taking to the extent Parent fails to give its consent thereto after a written request therefor pursuant to Section 5.2; (xi) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Purchaser or any of their respective Affiliates, (xii) any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to any change in, or any compliance with or action taken for the purpose of complying with, any Legal Requirement or GAAP (or interpretations of any Legal Requirement or GAAP) or (xiii) any change or prospective change in the Company’s credit ratings; it being understood that the exceptions in clauses “(i)”, “(ix)” and “(xiii)” shall not prevent or otherwise affect a determination that the underlying cause of any such decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clauses “(ii)” through “(viii)” or “(x)” through “(xii)” hereof) is or would be reasonably likely to be a Material Adverse Effect.

Material Contract.  “Material Contract” is defined in Section 3.9(a) of the Agreement.

Merger.  “Merger” is defined in Recital B of the Agreement.

Merger Consideration.  “Merger Consideration” is defined in Section 2.5(a)(iii) of the Agreement.

Minimum Condition.  “Minimum Condition” is defined in Annex I to the Agreement.

NASDAQ.  “NASDAQ” shall mean The NASDAQ Global Market.

Non-Employee Optionee.  “Non-Employee Optionee” is defined in Section 2.6(a) of the Agreement.

Offer.  “Offer” is defined in Recital A of the Agreement.

Offer Acceptance Time.  “Offer Acceptance Time” is defined in Section 6.1(b) of the Agreement.

Offer Commencement Date.  “Offer Commencement Date” shall mean the date on which Purchaser commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act.

Offer Conditions.  “Offer Conditions” is defined in Section 1.1(b) of the Agreement.

Offer Documents.  “Offer Documents” is defined in Section 1.1(e) of the Agreement.

Offer Price.  “Offer Price” is defined in Recital A of the Agreement.

Offer to Purchase.  “Offer to Purchase” is defined in Section 1.1(b) of the Agreement.

Out-bound Licenses.  “Out-bound Licenses” is defined in Section 3.8(e) of the Agreement.

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Parent.  “Parent” is defined in the preamble to the Agreement.

Parent Material Adverse Effect.  “Parent Material Adverse Effect” shall mean any effect, change, event or occurrence that would have, individually or in the aggregate, a material adverse effect on the ability of Parent or Purchaser to consummate the Transactions in a timely manner on the terms set forth herein.

Parent Related Parties.  “Parent Related Parties” is defined in Section 8.3(b) of the Agreement.

Parent Termination Fee.  “Parent Termination Fee” is defined in Section 8.3(d) of the Agreement

Parties.  “Parties” shall mean Parent, Purchaser and the Company.

Paying Agent.  “Paying Agent” is defined in Section 2.6(a) of the Agreement.

Payment Fund.  “Payment Fund” is defined in Section 2.6(a) of the Agreement.

PCT. “PCT” is defined in Section 5.2(xix) of the Agreement.

Permitted Encumbrance.  “Permitted Encumbrance” shall mean (a) any Encumbrance that arises out of Taxes not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings, (b) any Encumbrance representing the rights of customers, suppliers and subcontractors in the ordinary course of business under the terms of any Contracts to which the relevant Party is a party or under general principles of commercial or government contract law (including mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business), (c) in the case of any Contract, Encumbrances that are restrictions against the transfer or assignment thereof that are included in the terms of such Contract, and (d) in the case of real property, Encumbrances that are easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, or zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over such real property or that are otherwise set forth on a title report.

Person.  “Person” shall mean any individual, Entity or Governmental Body.

Pre-Closing Period.  “Pre-Closing Period” is defined in Section 5.1 of the Agreement.

Post-Closing SEC Reports. “Post-Closing SEC Reports” is defined in Section 6.13 of the Agreement.

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Principal Stockholder. “Principal Stockholder” is defined in Recital E of the Agreement.

Purchaser.  “Purchaser” is defined in the preamble to the Agreement.

Proxy Clearance Date.  “Proxy Clearance Date” shall mean the date, at least ten (10) calendar days after the filing of the preliminary proxy statement with the SEC, on which the SEC has, orally or in writing, confirmed that it has no further comments on the Proxy Statement.

Proxy Statement.  “Proxy Statement” is defined in Section 3.23 of the Agreement.

Registered IP.  “Registered IP” shall mean all Intellectual Property Rights that are registered or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, registered trademarks, service marks and trade dress, registered domain names, and all applications for any of the foregoing.

Release.  “Release” shall mean any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

Representatives.  “Representatives” shall mean officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives.

Required Company Stockholder Vote.  “Required Company Stockholder Vote” shall mean the affirmative vote of the holders of a majority of the Shares.

Schedule 14D-9.  “Schedule 14D-9” is defined in Section 1.2(a) of the Agreement.

Schedule TO.  “Schedule TO” is defined in Section 1.1(e) of the Agreement.

SEC.  “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act.  “Securities Act” shall mean the Securities Act of 1933, as amended.

Shares.  “Shares” is defined in Recital A of the Agreement.

Special Meeting. “Special Meeting” is defined in Section 6.1(c) of the Agreement.

Specified Agreement.  “Specified Agreement” is defined in Section 8.1(f) of the Agreement.

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Subsidiary.  An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s Board of Directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

Superior Offer.  “Superior Offer” shall mean a bona fide written Acquisition Proposal that the Board of Directors of the Company determines, in its good faith judgment, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects (including certainty of closing) of the proposal and the Person making the proposal and other aspects of the Acquisition Proposal that the Company’s Board of Directors deems relevant, and if consummated, would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the Transactions and any revised items thereof; provided that for purposes of the definition of “Superior Offer,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “80%.”

Surviving Corporation.  “Surviving Corporation” is defined in Recital B of the Agreement.

Takeover Laws.  “Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations.

Tax.  “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), escheat or unclaimed property obligation, levy, assessment, tariff, impost, imposition, duty (including any customs duty) or other tax or charge of any kind whatsoever, including any charge or amount (including any fine, penalty or interest) related thereto, imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return.  “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax, and any attachments thereto or amendments thereof.

Tender Completion Time. “Tender Completion Time” is defined in Section 6.1(c) of the Agreement.

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Tender and Voting Agreements. “Tender and Voting Agreements” is defined in Recital E of the Agreement.

Termination Fee.  “Termination Fee” is defined in Section 8.3(b) of the Agreement.

Top-Up Option.  “Top-Up Option” is defined in Section 1.5(a) of the Agreement.

Top-Up Shares.  “Top-Up  Shares” is defined in Section 1.5(a) of the Agreement.

Transactions.  “Transactions” shall mean (a) the execution and delivery of the Agreement and (b) all of the transactions contemplated by the Agreement, including the Offer, the Top-Up Options and the Merger.

Trustee. “Trustee” is defined in Recital A to the Agreement.

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EXHIBIT B

SURVIVING CORPORATION CERTIFICATE OF INCORPORATION

STATE of DELAWARE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TRIUS THERAPEUTICS, INC.

1.              Name.  The name of this corporation is Trius Therapeutics, Inc.

2.              Registered Office and Agent.  The registered office of this corporation in the State of Delaware is located at 1209 Orange Street in the City of Wilmington 19801, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

3.              Purpose.  The purpose for which this corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4.              Stock.  The total number of shares of stock that this corporation shall have authority to issue is one hundred (100) shares of Common Stock, $0.01 par value per share.  Each share of Common Stock shall be entitled to one vote.

5.              Change in Number of Shares Authorized.  Except as otherwise provided in the provisions establishing a class of stock, the number of authorized shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the corporation entitled to vote irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

6.              Election of Directors.  The election of directors need not be by written ballot unless the by-laws shall so require.

7.              Authority of Directors.  In furtherance and not in limitation of the power conferred upon the board of directors by law, the board of directors shall have power to make, adopt, alter, amend and repeal from time to time by-laws of this corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal by-laws made by the board of directors.

8.              Liability of Directors.  A director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the General Corporation Law of the

State of Delaware as in effect at the time such liability is determined.  No amendment or repeal of this paragraph 8 shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

9.              Records.  The books of this corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the board of directors or in the by-laws of this corporation.

10.       Meeting of Stockholders of Certain Classes.  If at any time this corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent.

11.       Renunciation of Business Opportunities Doctrine.  To the maximum extent permitted from time to time under the law of the State of Delaware, this corporation renounces any interest or expectancy of the corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of this corporation.  No amendment or repeal of this paragraph 11 shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.  To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any share of capital stock of the corporation shall be deemed to have notice of and to have consented to the provisions of this paragraph 11.  As used herein, “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust association or any other entity.

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been subscribed to this [•] day of [•], 2013 by the undersigned who affirms that the statements made herein are true and correct.

/s/
[•]
[•]

ANNEX I

CONDITIONS TO THE OFFER

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses “(a)” through “(h)” below. Accordingly, notwithstanding any other provision of the Offer or this Agreement to the contrary, Purchaser shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any tendered Shares, and, to the extent permitted by this Agreement, may terminate the Offer: (i) upon termination of this Agreement; and (ii) at any scheduled Expiration Date (subject to any extensions of the Offer pursuant to Section 1.1(c) of this Agreement) or amend the Offer as otherwise permitted by this Agreement, if: (A) the Minimum Condition shall not be satisfied by 9:00 a.m. Eastern Time, on the Expiration Date of the Offer; or (B) any of the additional conditions set forth in clauses “(b)” through “(h)” below shall not be satisfied or waived in writing by Parent:

(a)                                 there shall have been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by Parent and its Affiliates, represent one more than 50% of the total number of Shares outstanding at the time of the expiration of the Offer (calculated on a fully-diluted basis ) (the “Minimum Condition”);

(b)                                 (i) the representations and warranties of the Company set forth in Sections 3.3(a), 3.3(c) (first sentence), 3.3(d) (Capitalization, Etc.) of the Agreement shall have been accurate in all respects as of the date of the Agreement and shall be accurate in all respects at and as of the Offer Acceptance Time as if made on and as of such Offer Acceptance Time, except (other than a result of a willful breach by the Company) where the failure to be so accurate in all respects would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their Affiliates, individually or in the aggregate that is more than $2,000,000 (it being understood that, for purposes of determining the accuracy of such representations and warranties, (A) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded and (B) the truth and correctness of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth in this clause (b)(i)) only as of such date);

(ii)                                  the representations and warranties of the Company set forth in Sections 3.1(a) (Due Organization), 3.3 (Capitalization, Etc.) (other than Sections 3.3(a) and 3.3(c) (first sentence) and 3.3(d)), 3.20 (Authority; Binding Nature of Agreement), 3.21 (Section 203 of the DGCL Not Applicable), 3.22 (Vote Required), 3.24 (Opinion of Financial Advisors) (first sentence) and 3.25 (Brokers and Other Advisors) of the Agreement shall have been accurate in all material respects as of the date of the Agreement, and shall be accurate in all material respects at and as of the Offer Acceptance Time as if made on and as of such Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties,

(A) all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded, (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded and (C) the truth and correctness of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth in this clause (b)(ii)) only as of such date);

(iii)                               the representations and warranties of the Company set forth in Section 3.5(b) (Absence of Changes — No Material Adverse Effect) shall have been accurate in all respects as of the date of the Agreement and shall be accurate in all respects at and as of the Offer Acceptance Time as if made on and as of such Closing Date (it being understood that any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded);

(iv)                              the representations and warranties of the Company set forth in the Agreement (other than those referred to in clauses “(i)”, “(ii)” or “(iii)” above) shall have been accurate in all respects as of the date of the Agreement, and shall be accurate in all respects at and as of the Offer Acceptance Time as if made on and as of such date, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have, a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, (A) all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded, (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded and (C) the truth and correctness of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth above) only as of such date);

(c)                                  the Company shall have complied with or performed in all material respects all of the Company’s covenants and agreements it is required to comply with or perform at or prior to the Offer Acceptance Time;

(d)                                 since the date hereof, there shall not have been any Company Material Adverse Effect that shall be continuing as of the Offer Acceptance Time;

(e)                                  the waiting period (or any extension thereof) applicable to the Offer under the HSR Act shall have expired or been terminated;

(f)                                   Parent and Purchaser shall have received a certificates executed on behalf of the Company by the Company’s Chief Executive Officer and Chief Financial Officer confirming that the conditions set forth in clauses “(b),” “(c)” and “(d)” of this Annex I have been duly satisfied;

(g)                                  there shall not have been issued by any court of competent jurisdiction or remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for Shares pursuant to the Offer nor shall any action have been taken, or any Legal Requirement or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any Governmental Body which directly or indirectly prohibits, or makes illegal, the acquisition of or payment for Shares pursuant to the Offer, or the consummation of the Merger; provided, however, that Parent and Purchaser shall not be permitted to invoke this clause “(g)” unless they shall have taken all actions required under this Agreement to have any such order lifted;

(h)                                 there shall not be pending any Legal Proceeding by a Governmental Body having authority over Parent, Purchaser or the Company (1) challenging or seeking to restrain or prohibit the consummation of the Offer or the Merger, (2) seeking to restrain or prohibit Parent’s or its Affiliates ownership or operation of the business of the Company, or of Parent or Affiliates, or to compel Parent or any of its Affiliates to dispose of or hold separate all or any portion of the business or assets of the Company or of Parent or its Affiliates or (3) seeking to impose or confirm material limitations on the ability of Parent or any of its Affiliates effectively to exercise full rights of ownership of the Shares;

(i)                                     the Agreement shall not have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Purchaser and (except for the Minimum Condition) may be waived by Parent and Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Parent and Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

ANNEX II

FORM OF TENDER AND VOTING AGREEMENT

TENDER AND VOTING AGREEMENT

THIS TENDER AND VOTING AGREEMENT (this “Agreement”) dated July 30, 2013, is entered into between Cubist Pharmaceuticals, Inc., a Delaware corporation (“Parent”), BRGO Corporation, a Delaware corporation and direct or indirect wholly owned subsidiary of Parent (“Purchaser”), and [                                                  ] (“Stockholder”), with respect to (i) the shares of common stock, par value $0.0001 per share (the “Shares”), of Trius Therapeutics, Inc., a Delaware corporation (the “Company”), (ii) all securities exchangeable, exercisable or convertible into Shares, and (iii) any securities issued or exchanged with respect to such Shares, and upon any recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up or combination of the securities of the Company or upon any other change in the Company’s capital structure, in each case whether now owned or hereafter acquired by the  Stockholder (collectively, the “Securities”).

W I T N E S S E T H:

WHEREAS, Parent, Purchaser and the Company have entered into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, other than to lower the price to be paid in the Offer or Merger, the “Merger Agreement”) pursuant to which Purchaser has agreed to make a cash tender offer described therein and thereafter merge with and into the Company (the “Merger”) with the result that the Company becomes a wholly owned subsidiary of Parent;

WHEREAS, as of the date hereof, Stockholder beneficially owns and has the power to dispose of the Securities set forth on Schedule I hereto and has the power to vote the Shares set forth thereon;

WHEREAS, Parent and Purchaser desire to enter into this Agreement in connection with their efforts to consummate the acquisition of the Company;

WHEREAS, capitalized terms used in this Agreement and not defined have the meaning given to such terms in the Merger Agreement.

NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                      Certain Covenants.

1.1                               Lock-Up.  Subject to Section 1.5, except as contemplated by the Merger Agreement, Stockholder hereby covenants and agrees that between the date hereof and the Termination Date, Stockholder will not (a) directly or indirectly, sell, transfer, assign, pledge, hypothecate, tender, encumber or otherwise dispose of or limit its right to vote in any manner any of the Securities, or agree to do any of the foregoing, or (b) take any action which would have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement.  Notwithstanding the foregoing, in connection with any transfer not involving or relating to any Acquisition Proposal (as defined in the Merger Agreement), Stockholder may transfer any or all of the Securities as follows: (i) in the case of a Stockholder that is an entity, to any parent entity, subsidiary or affiliate under common control with such Stockholder, or to a partner or member of Stockholder, and (ii) in the case of a Stockholder that is an individual, to Stockholder’s spouse, ancestors, descendants or any trust for any of their benefits or to a charitable trust; provided, however, that in any such case, prior to and as a condition to the effectiveness of such transfer, (x) each person to which any of such Securities or any interest in any of such Securities is or may be transferred shall have executed and delivered to Parent and Purchaser a counterpart to this Agreement pursuant to which such person shall be bound by all of the terms and provisions of this Agreement, and (y) this Agreement shall be the legal, valid and binding agreement of such person, enforceable against such person in accordance with its terms.

1.2                               RESERVED

1.3                               Certain Events.  This Agreement and the obligations hereunder will attach to the Securities and will be binding upon any person to which legal or beneficial ownership of any or all of the Securities passes, whether by operation of Law or otherwise, including without limitation, Stockholder’s successors or assigns.  This Agreement and the obligations hereunder will also attach to any additional Shares or other Securities of the Company issued to or acquired by Stockholder.

1.4                               Grant of Proxy; Voting Agreement.

(a)                                 The Stockholder has revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to the Securities and hereby irrevocably appoints Parent as proxy for Stockholder to vote the Securities for Stockholder and in Stockholder’s name, place and stead, at any annual or special meeting, or at any adjournment thereof or pursuant to any consent of the holders of the Shares, in lieu of a meeting or otherwise, whether before or after the Acceptance Time (as defined in the Merger Agreement), for the adoption of the Merger Agreement and against any Acquisition Proposal.  Stockholder may vote the Securities in its sole discretion on all other matters not referred to in this Section 1.4(a), and Parent may not exercise this proxy with respect to such other matters. The parties acknowledge and agree that neither Parent, nor Parent’s successors, assigns, subsidiaries, divisions, employees, officers, directors, stockholders, agents and affiliates shall owe any duty to, whether in law or otherwise, or incur any liability of any kind whatsoever, including without limitation, with respect to any and all claims, losses, demands, causes of action, costs, expenses (including reasonable attorney’s fees) and compensation of any kind or nature whatsoever to Stockholder in connection with or as a result of any voting by Parent of the Securities or any execution of any consent in accordance with this Section 1.4(a).  The parties acknowledge that, pursuant to the authority hereby granted under the irrevocable proxy, Parent may vote the Securities in furtherance of its own interests, and Parent is not acting as a fiduciary for Stockholder.

(b)                                 Notwithstanding the foregoing grant to Parent of the irrevocable proxy, if Parent elects not to exercise its rights to vote the Securities pursuant to the irrevocable proxy, Stockholder agrees to vote the Securities during the term of this Agreement in favor of or give its consent to, as applicable, a proposal to adopt the Merger Agreement and otherwise as described in Section 1.4(a) at any annual or special meeting or action of the holders of the Shares in lieu of a meeting or otherwise.

(c)                                  This irrevocable proxy shall not be terminated by any act of Stockholder or by operation of law, whether by the death or incapacity of Stockholder or by the occurrence of any other event or events (including, without limiting the foregoing, the termination of any trust or estate for which Stockholder is acting as a fiduciary or fiduciaries or the dissolution or liquidation of any corporation or partnership).  If between the execution hereof and the Termination Date, Stockholder should die or become incapacitated, or if any trust or estate holding the Securities should be terminated, or if any corporation or partnership holding the Securities should be dissolved or liquidated, or if any other such similar event or events shall occur before the Termination Date, certificates representing the Securities shall be delivered by or on behalf of Stockholder in accordance with the terms and conditions of the Merger Agreement and this Agreement, and actions taken by Parent hereunder shall be as valid as if such death, incapacity, termination, dissolution, liquidation or other similar event or events had not occurred, regardless of whether or not Parent has received notice of such death, incapacity, termination, dissolution, liquidation or other event.

(d)                                 The irrevocable proxy granted pursuant to this Section 1.4 will terminate on the Termination Date.

1.5                               Tender of Securities.  Stockholder agrees, in exchange for the consideration described in the Merger Agreement, to tender the Shares beneficially owned as of the date hereof and set forth on Schedule I hereto to Purchaser in the Offer as soon as practicable following the commencement of the Offer, and in any event not later than ten (10) business days following the commencement of the Offer, or if Stockholder has not received the Offer Documents by such time, within two (2) business days following Stockholder’s receipt of such Offer Documents but in any event prior to the Expiration Date. Unless this Agreement has been terminated in accordance with its terms, Stockholder shall not withdraw any such Shares so tendered unless the Offer is terminated.

1.6                               RESERVED

1.7                               Public Announcement.  Stockholder shall consult with Parent before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement without the approval of Parent, except as may be required by Law, including any filings with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  This Section 1.6 shall terminate and be null and void upon the earlier of (i) the Termination Date and (ii) consummation of the Merger.

1.8                               Disclosure.  Stockholder hereby authorizes Parent and Purchaser to publish and disclose in any announcement or disclosure required by the SEC, The Nasdaq Stock Market or any other national securities exchange and in the Offer Documents and, if necessary, the Proxy Statement (each as defined in the Merger Agreement), (including all documents and schedules filed with the SEC in connection with either of the foregoing), its identity and ownership of the Securities and the nature of its commitments, arrangements and understandings under this Agreement.  Parent and Purchaser hereby authorize Stockholder to make such disclosure or filings as may be required by the SEC or The Nasdaq Stock Market or any other national securities exchange.

2.                                      Representations and Warranties of Stockholder.  Stockholder hereby represents and warrants to Parent and Purchaser, as of the date hereof, that:

2.1                               Ownership.  Stockholder has good and marketable title to, and is the sole legal and beneficial owner of, the Securities set forth on Schedule I hereto, in each case free and clear of all liabilities, claims, liens, options, proxies, charges, participations and encumbrances of any kind or character whatsoever, other than those arising under the securities laws or under the Company’s governance documents or under any registration rights agreement between the Company and Stockholder (collectively, “Liens”).  At the time Purchaser purchases the Shares pursuant to the Offer, Stockholder will transfer and convey to Parent or its designee good and marketable title to the Shares included in the Securities, free and clear of all Liens created by or arising through Stockholder.

2.2                               Authorization.  Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and has sole voting power and sole power of disposition, with respect to the Securities with no restrictions on its voting rights or rights of disposition pertaining thereto.  Stockholder has duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws affecting enforcement of creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.  If Stockholder is married and the Securities constitute community property, this Agreement has been duly authorized, executed and delivered by Stockholder’s spouse, and this Agreement is a legal, valid and binding agreement of Stockholder’s spouse, enforceable against Stockholder’s spouse in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws affecting enforcement of creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.3                               No Violation.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) require Stockholder to file or register with, or obtain any permit, authorization, consent or approval of, any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity other than filings with the SEC pursuant to the Exchange Act, or (b) violate, or cause a breach of or default under, or conflict with any contract, agreement or understanding, any Law binding upon Stockholder, except for such violations, breaches, defaults or conflicts which are not, individually or in the aggregate, reasonably likely to have a material adverse effect on Stockholder’s ability to satisfy its obligations under this Agreement.  No proceedings are pending which, if adversely determined, will have an adverse effect on Stockholder’s ability to vote or dispose of any of the Securities. The Stockholder has not previously assigned or sold any of the Securities set forth on Schedule I hereto to any third party.

2.4                               Stockholder Has Adequate Information.  Stockholder is a sophisticated seller with respect to the Securities and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Securities and has independently and without reliance upon either Purchaser or Parent and based on such information as Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement.  Stockholder acknowledges that neither Purchaser nor Parent has made and neither makes any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement.  Stockholder acknowledges that the agreements contained herein with respect to the Securities by Stockholder are irrevocable (prior to the Termination Date), and that Stockholder shall have no recourse to the Securities, Parent or Purchaser, except with respect to breaches of representations, warranties, covenants and agreements expressly set forth in this Agreement.

2.5                               No Setoff.  There are no legal or equitable defenses or counterclaims that have been asserted by or on behalf of the Company or Stockholder to reduce the amount of the Securities or affect the validity or enforceability of the Securities.

3.                                      Representations and Warranties of Parent and Purchaser.  Parent and Purchaser hereby represent and warrant to Stockholder, as of the date hereof, that:

3.1                               Authorization.  Parent and Purchaser have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  Parent and Purchaser have duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms.

3.2                               No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate, or cause a breach of or default under, any contract or agreement, any statute or law, or any judgment, decree, order, regulation or rule of any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity or any arbitration award binding upon Parent or Purchaser, except for such violations, breaches or defaults which are not reasonably likely to have a material adverse effect on either Parent’s or Purchaser’s ability to satisfy its obligations under this Agreement.

4.                                      Survival of Representations and Warranties.  The respective representations and warranties of Stockholder, Parent and Purchaser contained herein shall not be deemed waived or otherwise affected by any investigation made by the other party hereto.  The representations and warranties contained herein shall not survive the Termination Date, subject to Section 6.1.

5.                                      Specific Performance.  Stockholder acknowledges that Purchaser and Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder which are contained in this Agreement.  It is accordingly agreed that, in addition to any other remedies which may be available to Purchaser and Parent upon the breach by Stockholder of such covenants and agreements, Purchaser and Parent shall have the right to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any of such covenants or agreements.

6.                                      Miscellaneous.

6.1                               Term.  This Agreement and all obligations hereunder shall terminate upon the earlier of (i) the day after the Merger is consummated, (ii) the End Date (as defined in the Merger Agreement), (iii) the date of any modification, waiver or amendment to the Merger Agreement in a manner that reduces the amount or changes the form of consideration payable thereunder to Stockholder; provided that any substitution of a cash payment paid on the Closing Date for an identical value of potential payments under the CVR Agreement (as defined in the Merger Agreement), if approved by the Company’s Board of Directors, shall not result in a termination of this Agreement, and (iv) the termination of the Merger Agreement pursuant to Section 8 thereof and, if due in connection therewith, the payment in full of the Termination Fee (the earliest of (i), (ii), (iii) and (iv), the “Termination Date”).  Upon termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party from liability arising from any willful breach prior to such termination.

6.2                               Fiduciary Duties.   Notwithstanding anything in this Agreement to the contrary: (a) Stockholder makes no agreement or understanding herein in any capacity other than in Stockholder’s capacity as a record holder and beneficial owner of Securities, and (b) nothing herein will be construed to limit or affect any action or inaction by Stockholder or any Representative of Stockholder, as applicable, serving on the Company Board of Directors or as an officer or fiduciary of the Company, acting in such person’s capacity as a director, officer or fiduciary of the Company.

6.3                               Expenses.  Each of the parties hereto shall pay its own expenses incurred in connection with this Agreement.  Each of the parties hereto warrants and covenants to the others that it will bear all claims for brokerage fees attributable to action taken by it.

6.4                               Binding Effect.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective representatives and permitted successors and assigns.

6.5                               Entire Agreement.  This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings between the parties with respect to its subject matter.  This Agreement may be amended only by a written instrument duly executed by the parties hereto.

6.6                               Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.7                               Assignment.  Without limitation of Section 1.1, this Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.  Except as provided in Section 1.1, no party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that each of Parent and Purchaser may freely assign its rights to another direct or indirect wholly owned subsidiary of Parent or Purchaser without such prior written approval but no such assignment shall relieve Parent or Purchaser of any of its obligations hereunder.  Any purported assignment requiring consent without such consent shall be void.

6.8                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be an original, but each of which together shall constitute one and the same Agreement.

6.9                               Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or by electronic mail (with receipt confirmed by telephone), or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

(a)	if to Parent or Purchaser, to:

Cubist Pharmaceuticals, Inc.
65 Hayden Avenue
Lexington, Massachusetts 02421
Attn:	Chief Executive Officer
Chief Legal Officer
Telephone:	(781) 860-8660
Facsimile:	(781)860-1407

with a copy to:

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, Massachusetts 02199
Attn:	Christopher Comeau
Paul Kinsella
Email:	christopher.comeau@ropesgray.com
paul.kinsella@ropesgray.com
Telephone:	(617) 951-7000
Facsimile:	(617) 951-7050

(b)	If to Stockholder, to the addresses indicated on Schedule I hereto.

Any party may by notice given in accordance with this Section 6.9 to the other parties to designate updated information for notices hereunder.

6.10                        Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without regard to its principles of conflicts of Laws.

6.11                        Enforceability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.  Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible and, absent agreement among the parties, a court is authorized to so modify this Agreement.

6.12                        Further Assurances.  From time to time, at Parent’s request and without further consideration, Stockholder (in its capacity as such) shall execute and deliver to Parent such documents and take such action as Parent may reasonably request in order to consummate more effectively the transactions contemplated hereby.

6.13                        Remedies Not Exclusive.  All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

6.14                        Waiver of Jury Trial.  EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.15                        No Agreement Until Executed. This Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Company Board of Directors has adopted and approved the possible acquisition of the Shares by Parent and Purchaser pursuant to the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto and (c) this Agreement is executed by all parties hereto.

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IN WITNESS WHEREOF, Parent, Purchaser and Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

CUBIST PHARMACEUTIALS, INC.

By:
Name:	Michael Bonney
Title:	Chief Executive Officer

BRGO CORPORATION

By:
Name:	Michael Bonney
Title:	President

STOCKHOLDER:

Name:

SCHEDULE I TO
THE TENDER AND VOTING AGREEMENT

1.                                      Securities held by Stockholder:

Stockholder	Shares	Options to Purchase Shares	Restricted Stock

2.                                      Address to which notices or other communications are to be sent in accordance with Section 6.9 of this Agreement:

Stockholder:

Facsimile:
Email:

with a copy to:

Facsimile:
Email:

and with a copy to:

ANNEX III

CONTINGENT VALUE RIGHTS AGREEMENT

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [•], 2013 (this “Agreement”), is entered into by and between Cubist Pharmaceuticals, Inc., a Delaware corporation (“Parent”), and Broadridge Corporate Issuer Solutions, Inc., a Pennsylvania corporation, as Rights Agent.

RECITALS

WHEREAS, Parent, BRGO Corporation, a Delaware corporation (“Sub”), and Trius Therapeutics, Inc. a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger dated as of July 30, 2013 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which Sub (a) has made a tender offer (the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) and (b) following acceptance of the shares of Company Common Stock pursuant to the Offer, will merge with and into the Company, with the Company surviving the Merger as a subsidiary of Parent;

WHEREAS, pursuant to the Merger Agreement, in each of the Offer and the Merger, Parent has agreed to provide to Company’s stockholders the right to receive contingent cash payments as hereinafter described; and

WHEREAS, pursuant to this Agreement, the maximum potential amount payable per CVR is $2.00.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and Rights Agent agree, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

1.                                      DEFINITIONS; certain rules of construction

1.1.                            Definitions.  Capitalized terms used but not otherwise defined herein will have the meanings ascribed to them in the Merger Agreement.  As used in this Agreement, the following terms will have the following meanings:

“Acting Holders” means, at the time of determination, Holders of at least thirty-five percent (35%) of the outstanding CVRs.

“Assignee” has the meaning set forth in Section 6.3.

“Bayer Territories” means the countries listed on Exhibit B to the Collaboration and License Agreement between the Company and Bayer Pharma AG, dated July 26, 2011, as amended, as of the date of the Merger Agreement.

“Board of Directors” means the board of directors of Parent.

“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of Parent to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to remain closed.

“Compound” shall mean: (a) tedizolid, (b) the Company’s proprietary second-generation oxazolidinone, tedizolid phosphate; or (c) any other oxazolidinone derivative, the composition of matter, manufacture, use, importation, sale or offer for sale of which is within the scope of the

2

patent(s) and/or patent application(s) listed in Part 3.8(a) of the Company Disclosure Schedule to the Merger Agreement that relates to tedizolid or tedizolid phosphate.

“CVRs” means the rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVR Shortfall” has the meaning set forth in Section 4.8.

“Diligent Efforts” means, with respect to the Product, efforts of a Person to carry out its obligations, and to cause its controlled Affiliates and Product licensees, if any, to carry out their respective obligations, using such efforts and employing such resources normally used by Persons in the pharmaceutical business similar in size and resources to Parent relating to seeking regulatory approval for a product candidate or commercialization of an approved product that is of similar market potential at a similar stage in its development or product life, taking into account issues of market exclusivity, product profile, including efficacy, safety, tolerability and convenience, the competitiveness of alternate products in the marketplace or under development, the availability of existing forms or dosages of the Product for other indications, the launch or sales of a generic or biosimilar product, the regulatory environment and the profitability of the Product (including pricing and reimbursement status) and other relevant considerations, including technical, commercial, legal, scientific and/or medical factors.

“DTC” means The Depository Trust Company or any successor thereto.

“Governmental Entity” means any foreign or domestic arbitrator, court, nation, government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial regulatory or administrative functions of, or pertaining to, government.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Independent Accountant” means an independent certified public accounting firm of nationally recognized standing designated either (i) jointly by the Acting Holders and Parent, or (ii) if such parties fail to make a designation, jointly by an independent public accounting firm selected by Parent and an independent public accounting firm selected by the Acting Holders.

“Milestone Notice” has the meaning set forth in Section 2.4.

“Net Sales” means the gross amount invoiced by or on behalf of the relevant Selling Entity for the Product sold to third parties other than any other Selling Entity, less the Permitted Deductions, all as determined in accordance with the Selling Entity’s usual and customary accounting methods consistent with the treatment of other branded prescription products commercialized by the applicable Selling Entity, which shall be in accordance with generally accepted accounting principles, including the accounting methods for translating activity denominated in foreign currencies into United States dollar amounts.  In the case of any sale of the Product between or among the Company, its Affiliates, licensees and sublicensees, for resale, Net Sales will be calculated as above only on the value charged or invoiced on the first arm’s-length sale thereafter to a third party.  For the avoidance of doubt, in the case of any sale of the Product between or among the Company, its Affiliates, licensees and sublicensees where such Affiliate or licensee is an end-user of, and does not further sell, the Product, Net Sales will be calculated on the value charged or invoiced to such Affiliate, licensee or sublicensee. In the case of any sale for value other than exclusively for money (but excluding any patient assistance programs), Net Sales will be calculated on the market price of the Product in the jurisdiction of sale during the relevant period.

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“Net Sales Statement” means a written statement of Parent, certified by the Chief Financial Officer of Parent, setting forth with reasonable detail (i) an itemized calculation of the gross amounts invoiced by the Selling Entities for the Product sold to third parties other than any other Selling Entity, (ii) an itemized calculation of the Permitted Deductions, and (iii) to the extent that sales for the Products is recorded in currencies other than United States dollars, the exchange rates used for conversion of such foreign currency into United States dollars.

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Payment Amount” means $1.00 per CVR upon achievement of the Sales Milestone plus $0.10 per CVR for each $1 million by which Net Sales exceed $125 million during the Sales Milestone Period; provided that the aggregate Payment Amount will not exceed $2.00 per CVR.

“Permitted Deductions” means the following deductions to the extent actually deducted by a Selling Entity from the gross invoiced sales price of the Product, or otherwise directly paid or incurred by the Selling Entity with respect to the applicable sale of the Product:

(1)         trade and quantity discounts actually allowed;

(2)         amounts repaid or credited by reasons of defects, recalls, returns, rebates or allowances of goods or because of retroactive price reductions specifically identifiable to the Product;

(3)         chargebacks, rebates (or the equivalent thereof) and other amounts paid on sale of the Product, including such payments mandated by programs of Governmental Entities;

(4)         rebates (or the equivalent thereof) and administrative fees paid to medical healthcare organizations, to group purchasing organizations or to trade customers in line with approved contract terms or other normal and customary understandings and arrangements;

(5)         tariffs, duties, excise, sales, value-added and other taxes (other than taxes based on net income) and charges of Governmental Entities;

(6)         deductions for uncollectible amounts on previously sold products (which adjustment shall be based on actual bad debts incurred and written off as uncollectible by the Selling Entity in a quarter, net of any recoveries of amounts previously written off as uncollectible from current or prior quarters);

(7)         discounts pursuant to indigent patient programs and patient discount programs and coupon discounts;

(8)         transportation, freight, postage, importation, shipping insurance and other handling expenses; and

(9)         required distribution commissions and fees (including fees related to services provided pursuant to distribution service agreements with wholesalers, fee-for-service wholesaler fees and inventory management fees) payable to any third party providing distribution services to the Selling Entities.

For the avoidance of doubt, if a single item falls into more than one of the categories set forth in clauses (1) through (9) above, such item may not be deducted more than once.

“Permitted Transfer” means: a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; or (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC.

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“Product” means any pharmaceutical product that contains Compound and is intended for intravenous, intramuscular, subcutaneous, oral or sublingual administration, including, in each case, all formulations and line extensions thereof.

“Review Request Period” has the meaning set forth in Section 4.4.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Sales Milestone” means cumulative Net Sales of the Product worldwide, other than in the Bayer Territories, during the Sales Milestone Period exceeding $125 million.

“Sales Milestone Period” means the period from and including January 1, 2016 through and including December 31, 2016.

“Selling Entity” means Parent, any Assignee, and each of their controlled Affiliates (including, from and after the Effective Time, the Company), licensees and sublicensees.

1.2.                            Rules of Construction.  Except as otherwise explicitly specified to the contrary, (a) references to a Section means a Section of this Agreement unless another agreement is specified, (b) the word “including” (in its various forms) means “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement and (f) all references to dollars or “$” refer to United States dollars.

2.                                      CONTINGENT Value RIGHTS

2.1.                            CVRs.  The CVRs represent the rights of Holders to receive contingent cash payments pursuant to this Agreement.  The initial Holders will be determined pursuant to the terms of the Merger Agreement.

2.2.                            Nontransferable.  The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.

2.3.                            No Certificate; Registration; Registration of Transfer; Change of Address.

(a)                                 The CVRs will not be evidenced by a certificate or other instrument.

(b)                                 The Rights Agent will keep a register (the “CVR Register”) for the purpose of registering CVRs and transfers of CVRs as herein provided.  The CVR Register will initially show one position for Cede & Co representing all the shares of Company Common Stock held by DTC on behalf of the street holders of the shares of Company Common Stock tendered by such holders in the Offer or held by such holders as of immediately prior to the Effective Time.  The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs.  With respect to any payments to be made under Section 2.4 below, the Rights Agent will accomplish the payment to any former street name holders of shares of Company Common Stock by sending one lump payment to DTC.  The Rights Agent will have no

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responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders.

(c)                                  Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer.  Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register.  Parent and Rights Agent may require payment of a sum sufficient to cover any stamp or other tax or governmental charge that is imposed in connection with any such registration of transfer.  The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable taxes or charges unless and until the Rights Agent is satisfied that all such taxes or charges have been paid.  All duly transferred CVRs registered in the CVR Register will be the valid obligations of Parent and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor.  No transfer of a CVR will be valid until registered in the CVR Register.

(d)                                 A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register.  The written request must be duly executed by the Holder.  Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form, promptly record the change of address in the CVR Register.

2.4.                            Payment Procedures.

(a)                                 On or before February 15, 2017, Parent will deliver to the Rights Agent (i) a notice (the “Milestone Notice”) indicating whether the Sales Milestone was achieved and (ii) the Net Sales Statement for the fiscal year ended December 31, 2016 along with any letter of instruction required by the Rights Agent.  In addition, in the event that Parent does not timely file, in accordance with applicable SEC rules and regulations, with the SEC a quarterly report on Form 10-Q with respect to any of the first, second or third fiscal quarters of 2016, Parent will deliver to the Rights Agent on or before the 45th day following the completion of any such fiscal quarter of 2016 a Net Sales Statement with respect to all then completed fiscal quarters during the fiscal year ending December 31, 2016.

(b)                                 The Rights Agent will promptly, and in any event within ten Business Days of receipt of a Milestone Notice and/or Net Sales Statement as well as any letter of instruction required by the Rights Agent, send each Holder at its registered address a copy of such Milestone Notice and/or Net Sales Statement.  If a Payment Amount is payable to the Holders, then at the time the Rights Agent sends a copy of the Milestone

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Notice to the Holders, the Rights Agent will also pay the Payment Amount to each of the Holders (the amount to which each Holder is entitled to receive will be the Payment Amount multiplied by the number of CVRs held by such Holder as reflected on the CVR Register) by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the date of the Milestone Notice.

(c)                                  Parent shall be entitled to deduct or withhold, or cause the Rights Agent to deduct or withhold, from any Payment Amount otherwise payable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under the Code, the Treasury Regulations thereunder, or any other applicable Tax Law, as may be determined by Parent or the Rights Agent.  Prior to making any such Tax withholdings or causing any such Tax withholdings to be made with respect to any Holder, Parent shall instruct the Rights Agent to solicit IRS Form W-9s from Holders eligible for Tax withholding within a reasonable amount of time in order to provide the opportunity for the Holder to provide any necessary Tax forms (including an IRS Form W-9 or an applicable IRS Form W-8) in order to avoid or reduce such withholding amounts. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid, and prior to the 15th day of February in the year following any payment of such taxes by Parent or the Rights Agent, Parent shall deliver (or shall cause the Rights Agent to deliver) to the person to whom such amounts would otherwise have been paid the original Form 1099 or other reasonably acceptable evidence of such withholding.

(d)                                 Any portion of any Payment Amount that remains undistributed to the Holders six (6) months after the date of the Milestone Notice will be delivered by the Rights Agent to Parent, upon demand, and any Holder will thereafter look only to Parent for payment of such Payment Amount, without interest, but such Holder will have no greater rights against Parent than those accorded to general unsecured creditors of Parent under applicable law.

(e)                                  Neither Parent nor the Rights Agent will be liable to any person in respect of any Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.  If, despite Parent’s and/or the Rights Agent’s commercially reasonable efforts to deliver a Payment Amount to the applicable Holder, such Payment Amount has not been paid immediately prior to the date on which such Payment Amount would otherwise escheat to or become the property of any Governmental Entity, any such Payment Amount will, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.  In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless Rights Agent with respect to any liability, penalty, cost or expense Rights Agent may incur or be subject to in connection with transferring such property to Parent.

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2.5.                            No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a)                                 The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b)                                 The CVRs will not represent any equity or ownership interest in Parent or in any constituent company to the Merger.

3.                                      THE RIGHTS AGENT

3.1.                            Certain Duties and Responsibilities.  The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence.

3.2.                            Certain Rights of Rights Agent.  The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent.  In addition:

(a)                                 the Rights Agent may rely and will be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)                                 whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, gross negligence or willful misconduct on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

(c)                                  the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection and shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d)                                 the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e)                                  the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f)                                   the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Parent only;

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(g)                                  the Rights Agent will have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent); nor shall it be responsible for any breach by the Parent of any covenant or condition contained in this Agreement;

(h)                                 Parent agrees to indemnify Rights Agent for, and hold Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with Rights Agent’s duties under this Agreement, including the costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful or intentional misconduct;

(i)                                     Rights Agent shall not be liable for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder in the absence of bad faith, gross negligence or willful misconduct on its part;

(j)                                    Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof, and (ii) to reimburse the Rights Agent for all taxes and governmental charges, reasonable expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than taxes imposed on or measured by the Rights Agent’s net income and franchise or similar taxes imposed on it (in lieu of net income taxes)).  The Rights Agent will also be entitled to reimbursement from Parent for all reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder; and

(k)                                 No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

3.3.                            Resignation and Removal; Appointment of Successor.

(a)                                 The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice will be sent at least 60 days prior to the date so specified but in no event will such resignation become effective until a successor Rights Agent has been appointed.  Parent has the right to remove Rights Agent at any time by a Board Resolution specifying a date when such removal will take effect but no such removal will become effective until a successor Rights Agent has been appointed.  Notice of such removal will be given by Parent to Rights Agent, which notice will be sent at least 60 days prior to the date so specified.

(b)                                 If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, Parent, by a Board Resolution, will as soon as is reasonably possible

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appoint a qualified successor Rights Agent who, unless otherwise consented to in writing by the Holders of not less than a majority of the outstanding CVRs, shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank.  The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c)                                  Parent will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register.  Each notice will include the name and address of the successor Rights Agent.  If Parent fails to send such notice within ten days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of Parent.

3.4.                            Acceptance of Appointment by Successor.  Every successor Rights Agent appointed hereunder will execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent.  On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

4.                                      COVENANTS

4.1.                            List of Holders.  Parent will furnish or cause to be furnished to the Rights Agent in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within ten Business Days of the Effective Time.

4.2.                            Payment of Payment Amount.  If the Sales Milestone has been achieved in accordance with this Agreement, Parent will, promptly following the delivery of the Milestone Notice, deposit with the Rights Agent, for payment to the Holders in accordance with Section 2.4, the aggregate amount necessary to pay the Payment Amount to all Holders.  For the avoidance of doubt, the Payment Amount shall only be paid, if at all, one time under this Agreement.

4.3.                            Books and Records.  Parent shall, and shall cause its Subsidiaries to, keep true, complete and accurate records in sufficient detail to enable the Holders and their consultants or professional advisors to determine the amounts payable hereunder.

4.4.                            Audits.

(a)                                 Upon the written request of the Acting Holders provided to Parent within 120 days of the date on which the Holders are delivered the final Net Sales Statement pursuant to Section 2.4(b) of this Agreement (the “Review Request Period”), Parent shall permit, and shall cause its controlled Affiliates to permit, the Independent Accountant to have access during normal business hours to such of the records of the Company or other

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applicable Selling Entity as may be reasonably necessary to verify the accuracy of the Net Sales Statement and the figures underlying the calculations set forth therein, including, without limitation, all written materials related to any sale transaction reasonably requested by such Independent Accountant.  The Independent Accountant shall be charged to come to a final determination with respect to those specific items in the Net Sales Statement that the parties disagree on and submit to it for resolution.  All other items in the Net Sales Statement that the parties do not submit, prior to the end of the Review Request Period, to the Independent Accountant for resolution shall be deemed to be agreed by the parties and the Independent Accountant shall not be charged with calculating or validating those agreed upon items.  If issues are submitted to the Independent Accountant for resolution, Parent shall, and shall cause to its controlled Affiliates to, furnish to the Independent Accountant such access, work papers and other documents and information related to those disputed issues as the Independent Accountant may request and as are available to Parent.  The Independent Accountant shall disclose to Parent and the Acting Holders any matters directly related to their findings to the extent necessary to verify the accuracy or completeness of the Net Sales Statements.  The fees charged by such accounting firm shall be paid by Parent.

(b)                                 If the Independent Accountant concludes that a Payment Amount that was properly due was not paid to the Holders, Parent shall pay to the Rights Agent (for further distribution to the Holders) or to each Holder the applicable Payment Amount, plus interest on such Payment Amount at the “prime rate” as published in the Wall Street Journal or similar reputable data source from time to time calculated from when the Payment Amount should have been paid (if Parent had given notice of achievement of the Sales Milestone following its actual achievement, as determined by the Independent Accountant, at the time required pursuant to the terms of this Agreement), as applicable, to the date of actual payment (such amount including interest being the “CVR Shortfall”).  The CVR Shortfall shall be paid within ten (10) days of the date the Independent Accountant delivers to Parent and the Acting Holders the Independent Accountant’s written report.  The decision of the Independent Accountant shall be final, conclusive and binding on Parent and the Holders, shall be non-appealable and shall not be subject to further review.

(c)                                  If, upon the expiration of the Review Request Period, the Acting Holders have not requested a review of the Net Sales Statement in accordance with this Section 4.8, the calculations set forth in the Net Sales Statement shall be binding and conclusive upon the Holders.

(d)                                 Each person seeking to receive information from Parent in connection with a review pursuant to this Section 4.8 shall enter into, and shall cause its accounting firm to enter into, a reasonable and mutually satisfactory confidentiality agreement with Parent or any controlled Affiliate obligating such party to retain all such information disclosed to such party in confidence pursuant to such confidentiality agreement.

(e)                                  Parent shall not, and shall cause its Affiliates not to, enter into any license or distribution agreement with any third party (other than Parent or its Affiliates) with respect to a Product unless such agreement contains provisions that would allow any

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Independent Accountant appointed pursuant to this Section 4.4 such access to the records of the other party to such license or distribution agreement as may be reasonably necessary to perform its duties pursuant to this Section 4.4; provided that Parent and its Affiliates shall not be required to amend any of its existing licenses.  The parties hereto agree that, if Parent or its Affiliates have exercised audit rights under any license or distribution agreement prior to the Acting Holders’ request for an audit under this Section 4.4 and under such license or distribution agreement Parent and its Affiliates cannot request another audit, the results of Parent’s prior audit of such licensee or distributor shall be used for purposes of the audit requested by the Acting Holders under this Section 4.4 and that Parent shall not have any further obligation to provide access to an Independent Accountant with respect to such licensee until such time as Parent may again exercise its rights of audit under the license agreement with such licensee.

4.5.                            Milestones.  Parent shall, and shall cause its controlled Affiliates to, use Diligent Efforts to achieve the Sales Milestone.

5.                                      AMENDMENTS

5.1.                            Amendments without Consent of Holders.

(a)                                 Without the consent of any Holders or the Rights Agent, Parent, when authorized by a Board Resolution, at any time and from time to time, may enter into one or more amendments hereto, to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein as provided in Section 6.3.

(b)                                 Without the consent of any Holders, Parent, when authorized by a Board Resolution, and the Rights Agent, in the Rights Agent’s sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i)                                     to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;

(ii)                                  to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent will consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii)                               to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

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(iv)                              as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act;

(v)                                 to reduce the number of CVRs, in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 6.4; or

(vi)                              any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(c)                                  Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

5.2.                            Amendments with Consent of Holders.

(a)                                 Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Holders of not less than a majority of the outstanding CVRs, whether evidenced in writing or taken at a meeting of the Holders, Parent, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders; provided, however, that no such amendment shall, without the consent of the Holders of sixty six (66%) percent of the outstanding CVRs:

(i)                                     modify in a manner adverse to the Holders (A) any provision contained herein with respect to the termination of this Agreement or the CVRs, (B) the time for, and amount of, any payment to be made to the Holders pursuant to this Agreement, or (C) the definition of the Sales Milestone,

(ii)                                  reduce the number of CVRs, or

(iii)                               modify any provisions of this Section 5.2, except to increase the percentage of Holders from whom consent is required or to provide that certain provisions of this Agreement cannot be modified or waived without the consent of the Holder of each outstanding CVR affected thereby.

(b)                                 Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

5.3.                            Execution of Amendments.  In executing any amendment permitted by this Section 5, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or

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permitted by this Agreement.  The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

5.4.                            Effect of Amendments.  Upon the execution of any amendment under this Section 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

6.                                      OTHER PROVISIONS OF GENERAL APPLICATION

6.1.                            Notices to Rights Agent and Parent.  Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or by electronic mail, or two (2) business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

If to the Rights Agent, to it at:

Broadridge Corporate Issuer Solutions, Inc.

1717 Arch St

Suite 1300

Philadelphia, Pennsylvania 19103

Attn: Corporate Actions Manager

With a copy to:

Broadridge Financial Solutions, Inc.
2 Journal Square Plaza

Jersey City, New Jersey 07306
Attention:  General Counsel

If to Parent, to it at:

Cubist Pharmaceuticals, Inc.

65 Hayden Avenue

Lexington, MA 02421

Attention:  Thomas DesRosier, Senior Vice President, Chief Legal Officer,
General Counsel and Secretary

Telephone: 781-860-8660

with a copy to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

Telephone:                                   617-951-7000

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Facsimile:                                         617-951-7050

Email:                                                            christopher.comeau@ropesgray.com

paul.kinsella@ropesgray.com

Attention:                                         Christopher Comeau

Paul Kinsella

The Rights Agent or Parent may specify a different address or facsimile number by giving notice in accordance with this Section 6.1.

6.2.                            Notice to Holders.  Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice.  In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

6.3.                            Parent Successors and Assigns.  Parent may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly-owned subsidiaries of Parent or to any purchaser or licensee of substantial rights to the Product (each, an “Assignee”) provided that the Assignee agrees to assume and be bound by all of the terms of this Agreement.  Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees who agree to assume and be bound by all of the terms of this Agreement; provided, however, that in connection with any assignment to an Assignee, Parent and Sub (or the other assignor) shall agree to remain liable for the performance by each Assignee(and such other assignor, if applicable) of all obligations of Parent and Sub hereunder, with such Assignee substituted for Parent and Sub under this Agreement.  This Agreement will be binding upon, inure to the benefit of and be enforceable by Parent’s successors and each Assignee, and this Agreement shall not restrict Parent’s, any Assignee’s or any of their respective successor’s ability to merge or consolidate.  Each of Parent’s successors and assigns shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent, the due and punctual payment of the CVRs and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by Parent.

6.4.                            Benefits of Agreement.  Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, Parent, Parent’s successors and assignees, and the Holders) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the, Rights Agent, Parent, Parent’s successors and assignees, and the Holders.  The rights of Holders are limited to those expressly provided in this Agreement and the Merger Agreement.  Notwithstanding anything to the contrary contained herein, any Holder may agree to renounce, in whole or in part, such Holder’s rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable.

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6.5.                            Governing Law.  This Agreement, the CVRs and all actions arising under or in connection therewith shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

6.6.                            Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.  The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

6.7.                            Counterparts and Signature.  This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that the parties need not sign the same counterpart.

6.8.                            Termination.  This Agreement will be terminated and of no force or effect, the parties hereto will have no liability hereunder (other than with respect to monies due and owing by Parent to Rights Agent), and no payments will be required to be made, upon the earlier to occur of (a) the mailing by the Rights Agent to the address of each Holder as reflected in the CVR Register the full amount of all potential Payment Amounts required to be paid under the terms of this Agreement and (b) in the event the Milestone Notice indicates that the Net Sales Milestone has not been achieved, the expiration of the Review Request Period, unless there has been a request for an audit pursuant to Section 4.4 prior to the end of the Review Request Period, in which case until such audit has been completed and any CVR Shortfall determined to be payable as a result of such audit, if applicable, has been paid.  In no event will any Payment Amount become payable on account of sales of the Product consummated prior to January 1, 2016 or after December 31, 2016.

6.9.                            Entire Agreement.  This Agreement and the Merger Agreement (including the schedules, annexes and exhibits thereto and the documents and instruments referred to therein) contain the entire understanding of the parties hereto and thereto with reference to the transactions and matters contemplated hereby and thereby and supersedes all prior agreements, written or oral, among the parties with respect hereto and thereto.  If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement will govern and be controlling.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

CUBIST PHARMCEUTICALS, INC.

By:
Name:
Title:

BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.

By:
Name:
Title: